REVOLVING CREDIT AGREEMENT

Dated as of

November 15, 2002

Among

BOSTON EDISON COMPANY
as Borrower

THE BANKS NAMED HEREIN
as Banks

and

BANK ONE, NA
as Co-Syndication Agent

CITICORP USA, INC.
as Co-Syndication Agent

and

THE BANK OF NEW YORK
as Co-Documentation Agent

and

KEYBANK NATIONAL ASSOCIATION
as Co-Documentation Agent

and

FLEET NATIONAL BANK
as Administrative Agent

and

FLEET SECURITIES, INC.
as Arranger

SCHEDULES
Schedule 1	Banks and Commitments
Schedule 2	Banks' Addresses
Schedule 4.18	Organization
Schedule 6.1	Material Liens

EXHIBITS
Exhibit A	Form of Competitive Bid Quote Request
Exhibit B	Form of Invitation for Competitive Bid Quotes
Exhibit C	Form of Competitive Bid Quote
Exhibit D-1	Form of Syndicated Note
Exhibit D-2	Form of Competitive Bid Note
Exhibit E	Form of Loan Request
Exhibit F-1	Form of Legal Opinion of Associate General Counsel of Borrower
Exhibit F-2	Form of Legal Opinion of Ropes & Gray
Exhibit G	Form of Assignment and Acceptance

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of November 15, 2002, is among BOSTON EDISON COMPANY (the “Borrower”), a Massachusetts corporation having its principal place of business at 800 Boylston Street, Boston, Massachusetts, each of the Banks named on the signature pages hereof and such Banks as may become parties hereto pursuant to Section 14 hereof (each individually, a “Bank” and, collectively, the “Banks”), BANK ONE, NA, as Co-Syndication Agent, CITICORP USA, INC., as Co-Syndication Agent, THE BANK OF NEW YORK, as Co-Documentation Agent, KEYBANK NATIONAL ASSOCIATION, as Co-Documentation Agent, and FLEET NATIONAL BANK as administrative agent for the Banks (the “Administrative Agent”).

Section 1.  DEFINITIONS

Section 1.1 Defined Terms  The following terms shall have the meanings set forth in this Section 1:

Administrative Agent.  See preamble.

Affiliate.  In relation to any particular Person, any other Person who is an officer, director, trustee or employee of such Person or which directly or indirectly controls or is controlled by or is under common control with such Person.

Agents.  Collectively, the Administrative Agent and each other agent named on and after the Closing Date.

Agreement.  This Revolving Credit Agreement, including the Schedules and Exhibits hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.

Alternate Base Rate.  As of any date of determination, the greater of (a) the Base Rate as in effect on such date or (b) 1/2% per annum above the Federal Funds Effective Rate in effect on such date. “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.  If the Administrative Agent shall determine (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be the Base Rate as in effect at the applicable time until the circumstances giving rise to such inability no longer exist.

Alternate Base Rate Loan(s).  Syndicated Loans bearing interest calculated by reference to the Alternate Base Rate.

Applicable Lending Office.  With respect to each Bank, such Bank’s Domestic Lending Office in the case of Alternate Base Rate Loans, and such Bank’s Eurodollar Lending Office in the case of Eurodollar Loans.

Applicable Margin.  For each day during which any Eurodollar Loan is outstanding, the Applicable Margin shall be that rate set forth in the table below beneath the unsecured debt rating of S&P and Moody’s applicable on such date to the Borrower’s outstanding unsecured debentures or other unsecured debt, provided that (a) if one of S&P’s or Moody’s does not rate such debentures or other debt, the Applicable Margin for such date shall be determined in accordance with the table below by reference to the unsecured debt rating of the other referenced rating company and if Fitch, Inc. rates such debentures or other debt, the comparable unsecured debt rating of Fitch, Inc. applicable to such debentures or other debt and (b) in the event of a differential of rating levels between S&P’s and Moody’s or, if applicable, between one of such rating companies and Fitch, Inc., the higher rating shall apply, provided, however that if there is a differential of two or more rating levels, then the rating one level above the lower rating shall apply:

Debt Rating	Level 1 Equal to or better than A+/A1	Level 2 Equal to or better than A/A2 but less than Level 1	Level 3 Equal to or better than A-/A3 but less than Level 2	Level 4 Equal to or better than BBB+/Baa1 but less than Level 3	Level 5 Equal to or better than BBB/Baa2 but less than Level 4	Level 6 Equal to or lower than BBB-/Baa3
Applicable Margin	0.285%	0.400%	0.515%	0.625%	0.725%	1.050%

Applicable Termination Date.  See Section 2.4(c).

Arranger.  Fleet Securities, Inc., in its capacity as arranger.

Balance Sheet Date.  December 31, 2001.

Banks.  See preamble.

Bank List.  See Section 14(c).

Base Rate.  The annual rate of interest publicly announced from time to time by the Administrative Agent at its Head Office in Boston, Massachusetts as its “prime rate”.

BEC Funding.  BEC Funding LLC, a limited liability company organized under the laws of the State of Delaware and a special purpose finance Subsidiary of the Borrower.

BEC Indenture.  The Note Indenture, dated as of July 29, 1999, between BEC Funding and Bank of New York as Note Trustee.

BEC Notes.  The BEC Funding LLC Notes issued by BEC Funding pursuant to the BEC Indenture to the BEC Trust in exchange for the net proceeds from the sale of the Certificates by the BEC Trust.

BEC Trust.  The Massachusetts RRB Special Purpose Trust BEC-l, a Delaware business trust formed pursuant to a Declaration of Trust, dated July 28, 1999, among the Massachusetts Development Finance Agency, the Massachusetts Health and Educational Facilities Authority and Bank of New York, as trustee.

Borrower.  See preamble.

Business Day.  Any day on which banking institutions in Boston, Massachusetts and New York, New York are open for the transaction of banking business.

Certificates.  The Massachusetts RRB Special Purpose Trust BEC-1 Rate Reduction Certificates issued by the BEC Trust in the aggregate principal amount of $725,000,000 and bearing interest at rates per annum of up to 7.03%.

Certifying Officer.  See Section 5.2(c).

Closing Date.  The first date on which the conditions set forth in Section 7.1 have been satisfied.

Code.  See Section 5.9(a).

Commercial Paper.  Short-term (maturing in 270 days or less) unsecured promissory notes.

Commitment.  With respect to each Bank, the amount set forth on Schedule 1 hereto as its commitment to make Syndicated Loans to the Borrower, as the same may be reduced from time to time pursuant to the provisions hereof.

Commitment Percentage.  With respect to each Bank, the percentage set forth on Schedule 1 hereto as its percentage of the Total Commitment of the Banks to make Syndicated Loans to the Borrower.

Competitive Bid Loan(s).  A borrowing hereunder consisting of one or more Competitive Bid Loans made by each of the Banks whose offer to make a Competitive Bid Loan as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.2 hereof.

Competitive Bid Notes.  See Section 2.5(b).

Competitive Bid Quote.  An offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.2 hereof.

Competitive Bid Quote Request.  See Section 2.2.1(b).

Competitive Bid Rate.  See Section 2.2.1(d)(ii)(C).

Consenting Banks.  See Section 2.4(c).

Consolidated or consolidated.  With reference to any term defined herein, that term as applied to the accounts of the Borrower and all of its Subsidiaries, consolidated in accordance with Generally Accepted Accounting Principles.

Consolidated Capitalization.  On any date, the sum of (i) the total principal amount of all long-term Consolidated Indebtedness of the Borrower and its Subsidiaries, (ii) the total principal amount of all short-term Consolidated Indebtedness of the Borrower and its Subsidiaries, (iii) the Consolidated Common Equity, and (iv) the aggregate (after consolidation) of the par value of, or stated capital represented by, the outstanding shares of all classes of preferred and preference stock of the Borrower and its Subsidiaries, in each case determined in accordance with Generally Accepted Accounting Principles, excluding, however, from such calculation, amounts identified as “Accumulated Other Comprehensive Income (Loss)” in the financial statements of the Borrower set forth in the Borrower’s Report on Form 10-K or 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission prior to the date of such determination.  For purposes of this definition, the total outstanding amount of the Obligations shall be treated either as part of short-term Consolidated Indebtedness or as part of long-term Consolidated Indebtedness, as determined at any applicable time in accordance with Generally Accepted Accounting Principles. For purposes of this definition, in the event that the Borrower incurs Consolidated Indebtedness (“Refinancing Indebtedness”) for the purpose of refinancing existing Consolidated Indebtedness, the Borrower’s aggregate amount of Consolidated Indebtedness outstanding shall be deemed to exclude any amounts as to which the Borrower has, (i) in accordance with the terms of the applicable agreements, and on or prior to the date of incurring such Refinancing Indebtedness, sent the holders of the indebtedness to be refinanced, or their trustee, as applicable, a notice of redemption, and (ii) within 14 days after incurrence of such Refinancing Indebtedness, segregated with the trustee therefor or with such other financial institution as may be acceptable to the Administrative Agent, in accordance with the terms of the applicable agreements relating to such indebtedness, sufficient funds to redeem such indebtedness and fully discharge the Borrower’s obligations with respect thereto. So long as the BEC Notes are non-recourse to the Borrower except to the extent of the Securitization Investment and the Borrower has no then current obligation to repurchase the BEC Notes, for purposes of this definition only, the definition of Consolidated Indebtedness shall be deemed to exclude Indebtedness incurred by BEC Funding in connection with the Securitization.

Consolidated Common Equity.  On any date, an amount equal to the sum on such date of the aggregate of the par value of, or stated capital represented by, the outstanding shares of common stock of the Borrower and its Subsidiaries, on a consolidated basis, and the Borrower’s surplus, paid-in, earned and other, if any, determined in accordance with generally accepted accounting principles.

Consolidated Indebtedness.  On any date, an amount equal to the sum of (a) all indebtedness (i) for borrowed money (including the principal amount of the Obligations) or (ii) for the deferred purchase price of property or services unless the price thereof was payable in full within twelve months from the date on which the related obligation was created (except for leases described in (b) below) or (iii) evidenced by notes, bonds, or other instruments, or (iv) incurred in connection with sales of accounts receivable, (b) all obligations in respect of rent under leases of property, which obligations are required to be capitalized and included in determining total liabilities in accordance with Generally Accepted Accounting Principles, (c) all obligations, contingent or otherwise, in respect of Derivative Contracts, (d) financial obligations in connection with project completion and performance guaranties, (e) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others of the type described in clause (a), (b), (c) or (d) hereof (such contingent obligations to be assigned a dollar amount for purposes of this Agreement equal to the indebtedness under clause (a), (b), (c) or (d) to which such contingent obligation relates), (f) all liabilities secured by any mortgage, pledge, security interest, lien or charge on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, and (g) all liabilities in respect of unfunded vested benefits under Guaranteed Pension Plans.

Consolidated Subsidiary.  At any particular time, any Subsidiary of the Borrower whose accounts are consolidated with those of the Borrower in accordance with Generally Accepted Accounting Principles.

Default.  See Section 8.

Delinquent Bank.  See Section 10.

Derivative Contracts.  Any obligation under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, but excluding obligations under default service and standard offer service power supply agreements entered into by the Borrower.

Designated Portion.  At any particular time, an amount selected by the Borrower for any single Interest Period to bear interest at the Alternate Base Rate or at an interest rate based on the Eurodollar Rate.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  With respect to any Bank, the office or affiliate of such Bank specified on Schedule 2 hereof as its Domestic Lending Office, or such other office or affiliate of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

Drawdown Date.  The date on which any Loan is made or is to be made.

DTE.  The Massachusetts Department of Telecommunications and Energy and any successor agency thereto.

Eligible Assignee.  Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $10,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $10,000,000,000; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) an Affiliate of any Bank which is a commercial bank having total assets of not less than $l,000,000,000.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

ERISA Affiliate. With respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control within the meaning of the regulations under Section  414(b) or (c) of the Code.

ERISA Event.(i) The occurrence of a reportable event, within the meaning of Section  4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived under ERISA regulations or by the PBGC; (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section  4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section  4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section  4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate of the Borrower from a Multiple Employer Plan or a Multiemployer Plan during a plan year for which it was a “substantial employer”, as defined in Section  4001(a)(2) of ERISA; (v) the failure by the Borrower or an ERISA Affiliate of the Borrower to make a payment to a Plan required under Section  302(f)(1) of ERISA, which failure results in the imposition of a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section  307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section  4042 of ERISA, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under Section  4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

Eurocurrency Liabilities.  Has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

Eurocurrency Reserve Rate.  For any day with respect to a Eurodollar Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against Eurocurrency Liabilities, if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Business Day.  Any Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in New York, New York, Boston, Massachusetts, and the applicable Eurodollar interbank market.

Eurodollar Lending Office.  With respect to any Bank, the office or affiliate of such Bank specified on the signature pages hereof as its Eurodollar Lending Office (or, if no such office is specified, its Domestic Lending Office), or such other office or affiliate of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

Eurodollar Loan.  All or a portion of any Loans, the interest rate on which is calculated by reference to the Eurodollar Rate.

Eurodollar Rate.  With respect to each Interest Period, in the case of each Eurodollar Loan, the rate of interest equal to the sum of (i) the quotient of (a) the rate per annum determined by the Administrative Agent at which U.S. dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second Eurodollar Business Day prior to the first day of such Interest Period or, (b) in case of the unavailability thereof, the rate per annum determined by the Administrative Agent at which U.S. dollar deposits for such Interest Period are offered based on information presented on Reuters Screen LIBO Page as of 11:00 a.m. London time on the second Eurodollar Business Day prior to the first day of such Interest Period or, (c) in case of the unavailability thereof, the rate per annum at which Fleet’s Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted, for delivery on the first day of such Interest Period in an amount comparable to the amount of the Eurodollar Loan of Fleet to which such Interest Period applies, divided by (ii) one minus the Eurocurrency Reserve Rate, if applicable.

Event of Default.  See Section 8.

Facility Fee.  See Section 2.3.

Facility Fee Rate.  For each day prior to the Termination Date, the Facility Fee Rate shall be that rate set forth in the table below beneath the unsecured debt rating of S&P’s and Moody’s applicable on such date to the Borrower’s outstanding unsecured debentures or other unsecured debt; provided that (a) if one of S&P’s or Moody’s does not rate such debentures or other debt, the Facility Fee Rate for such date shall be determined in accordance with the table below by reference to the unsecured debt rating of the other referenced rating company and if Fitch, Inc. rates such debentures or other debt, the comparable unsecured debt rating of Fitch, Inc. applicable to such debentures or other debt and (b) in the event of a differential of rating levels between S&P’s and Moody’s or, if applicable, between one of such rating companies and Fitch, Inc., the higher rating shall apply, provided, however that if there is a differential of two or more rating levels, then the rating one level above the lower rating shall apply:

Debt Rating	Level 1 Equal to or better than A+/A1	Level 2 Equal to or better than A/A2 but less than Level 1	Level 3 Equal to or better than A-/A3 but less than Level 2	Level 4 Equal to or better than BBB+/Baa1 but less than Level 3	Level 5 Equal to or better than BBB/Baa2 but less than Level 4	Level 6 Equal to or lower than BBB-/Baa3
Facility Fee Rate	0.090%	0.100%	0.110%	0.125%	0.150%	0.200%

FERC.  The Federal Energy Regulatory Commission or any successor agency thereto.

FERC Approval.  The order of FERC dated May 31, 2002 authorizing the Borrower to incur, on or before December 31, 2004, short-term indebtedness with a final maturity date not later than December 31, 2005.

Financing Order.  The financing order to the Borrower from the DTE, dated October 26, 2000.

Fixed Rate.  A Competitive Bid Rate or a Eurodollar Rate.

Fixed Rate Loan(s).  As the context may require, any one or more of the Competitive Bid Loans and the Eurodollar Loans.

Fleet.  Fleet National Bank, a national banking association.

Generally Accepted Accounting Principles or generally accepted accounting principles.  When used in general, principles which are (a) consistent with the principles from time to time promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, and (b) such that certified public accountants would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion with respect to the application of such principles as to financial statements in which such principles have been applied, provided, however, that for purposes of determining compliance with any of the financial covenants or terms used therein, Generally Accepted Accounting Principles shall mean such principles as in effect for the Borrower’s fiscal year ended December 31, 2001.

Governmental Authority.  Any government or political subdivision or a legal or regulatory body or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Granting Bank.  See Section 14(g).

Guaranteed Pension Plan.  Any pension plan (including any “multiemployer plan” and “multiple employer plan” each as defined in ERISA) maintained by the Borrower or any of its ERISA Affiliates, or to which the Borrower or any of such Persons contributes, and which is required to pay plan termination insurance premiums to the PBGC.

Head Office.  The head office of the Administrative Agent located at 100 Federal Street, Boston, Massachusetts 02110.

Indemnified Parties.  See Section 12.

Interest Period.  In respect of each Loan, the period which shall commence on the Drawdown Date for such Loan and which shall expire on the maturity date of such Loan (determined in accordance with Section 2.8).  The Interest Period for each Loan, as so determined, shall be (a) with respect to Alternate Base Rate Loans any period ending on or prior to the Termination Date; (b) with respect to Eurodollar Loans, one, two, three or six months or, if Eurodollar deposits are available to all of the Banks for periods of nine or twelve months, nine or twelve months respectively; and (c) up to 270 days with respect to Competitive Bid Rate Loans.  No Interest Period may end on a date after the Termination Date.

Invitation for Competitive Bid Quotes.  See Section 2.2.1(c).

Law.  Any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

Loans.  The loans made by the Banks to the Borrower pursuant to this Agreement, whether Syndicated Loans or Competitive Bid Loans.

Loan Request.  See Section 2.8.

Majority Banks.  As of any date, Banks whose aggregate Commitments constitute more than 50% of the Total Commitment, or if the Total Commitment has been terminated, Banks holding more than 50% of the outstanding principal amount of the Loans.

Material Adverse Effect.  (i) Any materially adverse effect on the financial condition, business, operations or properties of the Borrower and all of its Subsidiaries on a consolidated basis; (ii) any material impairment of the ability of the Borrower to perform its obligations hereunder or under the Notes; or (iii) any effect on the enforceability of this Agreement or the Notes.

Moody’s.  Moody’s Investor Service, Inc., or any successor thereto.

Multiemployer Plan.A multiemployer plan, as defined in Section  4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate of the Borrower is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

Multiple Employer Plan.  A single employer plan, as defined in Section  4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Borrower or an ERISA Affiliate of the Borrower and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower has or would have liability under Section  4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

Non-Consenting Banks.  See Section 2.4(c).

Notes.  Collectively, the Syndicated Notes and the Competitive Bid Notes.

Notice of Competitive Bid Borrowing.  See Section 2.2.1(f).

Obligations.  All indebtedness, obligations and liabilities of the Borrower to the Banks, individually or collectively, arising or incurred under this Agreement or in respect of Loans made and any instruments at any time evidencing any thereof whether existing on the date of this Agreement or arising thereafter, and whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

Officers’ Certificate.  A certificate signed on behalf of a corporation or other business entity by its Chairman, Chief Executive Officer, President or Chief Financial Officer or any Vice President and by its Treasurer, Assistant Treasurer or Controller or other officer performing similar duties.

Parent.  NStar, a Massachusetts voluntary association.

PBGC.  The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Person.  Any individual, corporation, partnership, trust, a limited liability company, a limited liability partnership, a joint venture, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan.  A Single Employer Plan or a Multiple Employer Plan.

Prior Agreement.  The Revolving Credit Agreement, dated as of December 27, 2001, among the Borrower, the banks named therein and Fleet, as administrative agent, as amended from time to time.

Reemployment Period.  See Section 2.13.

Replacement Bank.  See Section 2.15.

RTC Charge.  The charge utilized by the Borrower to recover its reimbursable Transition Costs, as more fully set forth in (a) the Financing Order and (b) the issuance advice letter to the DTE from the Borrower, dated July 28, 1999.

Securitization.  The securitization by the Borrower and BEC Funding of the Borrower’s Transition Costs pursuant to the terms and conditions set forth in the Securitization Documents and in accordance with the provisions of the Statute.

Securitization Documents.  Collectively, (a) the Financing Order, (b) the Transition Property Purchase and Sale Agreement, dated as of July 29, 1999, between the Borrower and BEC Funding, (c) the BEC Indenture, (d) the BEC Notes, (e) the Certificates and (f) each other document, agreement and instrument entered into or delivered in connection with the securitization of the Borrower’s Transition Costs (including any legal opinions delivered in connection therewith), as each may be amended and in effect from time to time.

Securitization Investment.  The capital contribution by the Borrower to BEC Funding in the amount of $3,625,000, which amount has been deposited into a capital subaccount and may be used by BEC Funding to pay interest and principal on the BEC Notes and related fees and expenses, all on the terms and conditions set forth in the Securitization Documents.

Single Employer Plan. A single employer plan, as defined in Section  4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Borrower or an ERISA Affiliate of the Borrower and no Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower has or would have liability under Section  4069 of ERISA in the event such plan has been or were to be terminated.

S&P.  Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc., or any successor thereto.

SPC.  See Section 14(g).

Statute.  Chapter 164 of the Massachusetts Acts of 1997.

Subsidiary.  Any corporation, association, trust, limited liability company, limited liability partnership, general or limited partnership, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock and which would constitute a “Significant Subsidiary” as such term is defined in Regulation S-X under the Securities Act of 1933.

Substituted Bank.  See Section 2.15.

Syndicated Loan(s).  One or more Syndicated Loans made to the Borrower pursuant to the terms of Section 2.1 hereof.

Syndicated Note(s).  See Section 2.5(a).

Termination Date.  November 14, 2003, as the same may be extended in the sole discretion of the Banks pursuant to Section 2.4(c) hereof.

364 Day Facility.  The 364 Day Revolving Credit Agreement dated as of November 15, 2002, by and among the Parent, the Banks, and the Agents, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

Three Year Facility.  The Three Year Revolving Credit Agreement dated as of November 15, 2002, by and among the Parent, the Banks, and the Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Total Commitment.  The sum of the Commitments of the Banks, as in effect from time to time.

Transition Costs.  “Transition Costs” as defined in the Statute.

Transition Property.  The right, title and interest to all revenues, collections, claims, payments, money or proceeds of or arising from the RTC Charge.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Section 1.2  Other Definitional and interpretive Provisions.

(i)  All terms in this Agreement, the Exhibits and Schedules hereto shall have the same defined meanings when used in the Notes, unless the context shall require otherwise.

(ii)  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

(iii)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(iv)  The preamble hereto is part of this Agreement.  Titles of Section s in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Section s, SubSection s, paragraphs, clauses, subclasses, Schedules or Exhibits shall refer to the corresponding Section , SubSection , paragraph clause, subclause, Schedule or Exhibit attached to this Agreement, unless specific reference is made to the articles, Section s or other subdivisions or divisions of such Schedule or Exhibit to or in another document or instrument.

(v)  Each definition of a document in this Agreement shall include such document as amended, modified, supplemented, restated, renewed or extended from time to time.

(vi)  Except where specifically restricted, reference to a party includes that party and its successors and assigns permitted hereunder.

(vii)  Unless otherwise specifically stated, whenever a time is referred to in this Agreement or in any other Loan Document, such time shall be the local time in Boston, Massachusetts.

(viii)  Any list in this Agreement of one or more items preceded by the words “include or “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

Section 2.  THE CREDIT

Section 2.1 Commitment To Lend Syndicated Loans

(a)  Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrower, and the Borrower may borrow, repay, and reborrow from time to time between the date of this Agreement and the Termination Date, upon notice by the Borrower to the Administrative Agent given in accordance with Section 2.8 hereof, such Syndicated Loans as are requested by the Borrower, up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment.  At no time shall the aggregate outstanding amount of Syndicated Loans hereunder exceed the Total Commitment minus the aggregate outstanding amount of Competitive Bid Loans. Syndicated Loans may, at the Borrower’s election in accordance with Section 2.8, bear interest based on the Alternate Base Rate or the Eurodollar Rate, and shall be made in minimum aggregate amounts (i) with respect to Alternate Base Rate Loans, of $5,000,000 or a greater integral multiple of $1,000,000 and (ii) with respect to Eurodollar Loans, of $10,000,000 or a greater integral multiple of $1,000,000. The Syndicated Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage.  The Borrower shall be obligated to repay, and the Borrower hereby absolutely and unconditionally promises to repay, all amounts borrowed by it hereunder, all interest thereon and all fees and other amounts payable by it in respect thereof.  Each request for Syndicated Loans hereunder shall constitute a representation by the Borrower that the conditions set forth in Section 7 hereof have been satisfied on the date of such request. Each Syndicated Loan shall mature and become due and payable on the last day of the Interest Period relating thereto.  No more than 10 Syndicated Loans may be outstanding hereunder at any one time.

(b)  Subject to the terms and conditions set forth in this Agreement (including all of the conditions precedent set forth in Section 7.2), at the maturity of any Syndicated Loan occurring on the last day of the Interest Period therefor or on the date of prepayment of any Alternate Base Rate Loan, the Borrower shall be entitled to reborrow any or all of the principal amount of such Syndicated Loan. Each of the Commitments of each of the Banks shall terminate and all Loans shall be due and payable on the Termination Date.

(c)  Each Bank’s Commitment Percentage and, subject to the provisions of Section 2.1(a) and (b) above, the amount of its Commitment, shall be as set forth for such Bank in Schedule 1 hereto.

Section 2.2  Competitive Bid Loans.

Section 2.2.1  Competitive Bid Borrowing

(a)  The Competitive Bid Option.  In addition to the Syndicated Loans permitted to be made hereunder pursuant to Section 2.1 hereof, the Borrower may, pursuant to the terms of this Section 2.2, cause the Administrative Agent to request the Banks to make offers to fund Competitive Bid Loans to the Borrower from time to time prior to the Termination Date. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept such offers in the manner set forth in this Section 2.2.

(b)  Competitive Bid Quote Request.  When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.2, it shall transmit to the Administrative Agent by telex or facsimile a Competitive Bid Quote Request substantially in the form of Exhibit A hereto (a “Competitive Bid Quote Request”) so as to be received no later than 1:00 p.m. (Boston time) on the second Business Day prior to the requested Drawdown Date, specifying (i) the requested Drawdown Date (which must be a Business Day) and the amount of such Loan (which must be a minimum of $10,000,000 or any greater integral multiple of $1,000,000 and may not exceed the Total Commitment), (ii) the Interest Period of such Loan, and accompanied by a Competitive Bid fee of $1,500 payable to the Administrative Agent with respect to each Competitive Bid Quote Request. The Borrower may request offers to make Competitive Bid Loans for one amount and for up to three Interest Periods in a single Competitive Bid Quote Request. The Borrower shall not submit more than 20 Competitive Bid Quote Requests in any period of twelve consecutive months.

(c)  Invitation for Competitive Bid Quotes; Alternative Manner of Auction.  Subsequent to timely receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile an Invitation for Competitive Bid Quotes as promptly as possible but not later than 3:00 p.m. (Boston time) on the second Business Day prior to the requested Drawdown Date, substantially in the form of Exhibit B hereto (an “Invitation for Competitive Bid Quotes”), which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.2.  If, after receipt by the Administrative Agent of a Competitive Bid Quote Request from the Borrower in accordance with subSection  (b) of this Section 2.2.1, the Administrative Agent or any Bank shall be unable to complete any procedure of the auction process described in subSection s (c) through (f) (inclusive) of this Section 2.2.1 due to the inability of such Person to transmit or receive communications through the means specified therein, such Person may rely on telephonic notice for the transmission or receipt of such communications.  In any case where such Person shall rely on telephone transmission or receipt, any communication made by telephone shall, as soon as possible thereafter, be followed by written confirmation thereof.

(d)  Submission and Contents of Competitive Bid Quotes.

(i) Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes.  Each Competitive Bid Quote must comply with the requirements of this subSection  (d) and must be submitted to the Administrative Agent by telex or facsimile not later than 10:00 a.m. (Boston time) on the requested Drawdown Date, provided, that Competitive Bid Quotes may be made by the Administrative Agent in its capacity as a Bank only if it notifies the Borrower of the terms of its Competitive Bid Quote not later than 9:30 a.m. (Boston time) on the requested Drawdown Date. Subject to the provisions of Section Section 2.11, 7 and 8 hereof, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit C hereto (a “Competitive Bid Quote”) and shall in any case specify:

(A) the requested Drawdown Date and Interest Period;

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (X) may be greater than the Commitment of the quoting Bank but may not exceed the Total Commitment, (Y) must be $10,000,000 or a larger multiple of $1,000,000 and (Z) may not exceed the aggregate principal amount of Competitive Bid Loans for which offers were requested;

(C) the rate of interest per annum (rounded to the nearest 1/1000th of 1%) (the “Competitive Bid Rate”) offered for each such Competitive Bid Loan; and

(D) the identity of the quoting Bank.

(iii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in the form of Exhibit C hereto or does not specify all of the information required by subSection  (d)(ii);

(B) contains qualifying, conditional or similar language (except that it may, in the case of a quote relating to more than one Interest Period, contain the condition that the Bank will fund any one, but not more, of the Competitive Bid Loans offered in such Competitive Bid Quote);

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subSection  (d)(i).

(e)  Notice to Borrower.  Not later than 10:00 a.m. (Boston time) on the requested Drawdown Date, the Administrative Agent shall notify the Borrower of the terms of all Competitive Bid Quotes submitted by the Banks in accordance with the preceding subSection  (d).  The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and (B) the respective principal amounts and Competitive Bid Rates so offered.

(f)  Acceptance and Notice by Borrower.  Not later than 10:30 a.m. (Boston time) on the requested Drawdown Date, the Borrower shall notify the Administrative Agent, and the Administrative Agent shall promptly notify the Banks, of the Borrower’s acceptance or non-acceptance of the offers of which it was notified pursuant to the preceding subSection  (e).  In the case of an acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Loan may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

(ii) the aggregate principal amount of each Competitive Bid Loan must be $10,000,000 or a larger multiple of $1,000,000; and

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Rates.

(g)  Allocation by Administrative Agent; Usage of Commitments. If offers are made by two or more Banks with the same Competitive Bid Rates, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent, among such Banks as nearly as possible (in such multiples, not greater than $100,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. If any such Bank has indicated a minimum acceptable Competitive Bid Loan in its Competitive Bid Request, and under the procedures of this subSection  (g), the Administrative Agent would have allocated to it an amount less than such minimum, such Competitive Bid Quote will instead be deemed to have been withdrawn.  Determination by the Administrative Agent of the amounts of Competitive Bid Loans and the allocation thereof shall be conclusive in the absence of manifest error.

(h)  Funding of Competitive Bid Loans. If, on or prior to the Drawdown Date of any Competitive Bid Loan, the Total Commitment has not terminated in full and if, on such Drawdown Date, the applicable conditions of Section 7 hereof are satisfied, the Bank or Banks whose offers the Borrower has accepted will fund each Competitive Bid Loan so accepted, provided, however, that the aggregate outstanding amount of Competitive Bid Loans plus Syndicated Loans may not exceed the Total Commitment. Such Bank or Banks will make such Competitive Bid Loans, by crediting the Administrative Agent, for further credit to the Borrower’s specified account with the Administrative Agent, in immediately available funds not later than 1:00 p.m. (Boston time) on such Drawdown Date.

Section 2.2.2  Maximum Competitive Bid Loans; Funding Losses.

(a)  Notwithstanding any other provision herein to the contrary, at no time shall the aggregate principal amount of Competitive Bid Loans outstanding at any time exceed the Total Commitment minus the aggregate principal amount of Syndicated Loans outstanding at such time.

(b)  If after acceptance of any Competitive Bid Quote pursuant to Section 2.2.1(f), the Borrower fails to borrow any Competitive Bid Loan so accepted on the date specified therefor, the Borrower shall indemnify the Bank funding such Loan against any loss or expense incurred by such Bank as a result of such failure, including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such unborrowed Loan, including compensation as provided in Section 2.13.

Section 2.2.3  Repayment of Competitive Bid Loans.  The principal of each Competitive Bid Loan shall become absolutely due and payable by the Borrower on the last day of the Interest Period relating thereto, and the Borrower hereby absolutely and unconditionally promises to pay to the Administrative Agent for the account of the relevant Banks on the last day of the Interest Period relating thereto the principal amount of all such Competitive Bid Loans.  Subject to the terms of this Agreement, the Borrower may reborrow any amounts so repaid.

Section 2.3  Facility Fee.  The Borrower agrees to pay to the Administrative Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a facility fee calculated daily at the Facility Fee Rate on the amount of the Total Commitment in effect on such day (the “Facility Fee”).  The Facility Fee shall accrue from the date of this Agreement through the Termination Date and be payable quarterly in arrears on the last day of each March, June, September and December for the fiscal quarter (or portion thereof) then ended, with the first such payment on December 31, 2002 and with a final payment on the Termination Date (or the date of termination in full of the Commitments, if earlier).

Section 2.4  Optional and Mandatory Reduction of Commitment; Request for Extension of Termination Date.

(a)  Optional Reduction of Commitment.  The Borrower shall have the right at any time and from time to time upon three Business Days’ written notice to the Administrative Agent to reduce by $10,000,000 or a greater integral multiple of $1,000,000 or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or terminated, as the case may be, provided, however, that any optional reduction or termination requiring repayment of a Fixed Rate Loan which occurs other than at the end of the Interest Period relating to such Fixed Rate Loan shall be subject to the indemnity provided in Section 2.13. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.4(a), the Administrative Agent will notify the Banks of the substance thereof.  Upon the effective date of any termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Banks the full amount of any Facility Fee then accrued.  No reduction or termination of the Commitments of the Banks pursuant to any provision of this Section 2.4 may be reinstated.

(b)  Mandatory Reduction of Commitment.  If at any time prior to the Termination Date the aggregate principal amount of the Loans outstanding hereunder exceeds the Total Commitment, as the same may be reduced or terminated pursuant to Section 2.4(a), whether as a result of any such reduction or termination or otherwise, the Borrower shall immediately repay or cause to be repaid to the Administrative Agent for the accounts of the Banks the full amount of such excess. Each repayment hereunder shall be allocated among all of the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of the Syndicated Loans owing to each Bank, with adjustments to the extent practicable to equalize prior payments not exactly in proportion. If, after repayment in full of all outstanding Syndicated Loans, the aggregate principal amount of Competitive Bid Loans exceeds the Total Commitment, as so reduced or terminated, then the remaining required repayment shall be allocated among all Banks owed Competitive Bid Loans in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Competitive Bid Loans owing to each such Bank.  The Borrower shall also be obligated to pay the full amount, if any, of the indemnity required by Section 2.13 if repayments under this Section 2.4(b) require the repayment of a Fixed Rate Loan prior to the end of the Interest Period relating to such Fixed Rate Loan.

(c)  Extension of Termination Date.  The Borrower may, provided that no Default or Event of Default has occurred and is continuing, by written notice to the Administrative Agent given not less than sixty (60) days prior to the then applicable Termination Date (the “Applicable Termination Date”) request that the Applicable Termination Date be extended to the date which is 364 days after the then Applicable Termination Date. The Administrative Agent shall notify the Banks of such request promptly after receipt, and request each Bank to notify the Administrative Agent of its determination to consent or not to consent to such extension.  No earlier than 30 days prior, and no later than 20 days prior, to the then Applicable Termination Date, each Bank shall notify the Administrative Agent of such determination, it being understood that the determination by each Bank will be in its sole and absolute discretion and that the failure of any Bank to so respond within such period shall be deemed to constitute a refusal by such Bank to consent to such request, with the result being that such request is denied (any Bank refusing or deemed to refuse any such request, a “Non-Consenting Bank”).  The Borrower may take the actions permitted by Section 2.15 to replace any Non-Consenting Bank.  In the event that the sum of the Commitments of the Banks that have consented (the “Consenting Banks”) to the Borrower’s request to extend the Applicable Termination Date, plus the Commitments of the Replacement Banks, shall constitute greater than 51% of the Aggregate Commitments, and if such extending Banks (including the Replacement Bank, if applicable) consent to the extension by so notifying the Administrative Agent in writing on the then Applicable Termination Date, the Termination Date shall be extended for 364 days, and the definition of Termination Date shall be deemed to reflect such extension for all purposes hereof, provided, however, that prior to such date, the Borrower shall have received an order from FERC authorizing the Borrower to incur short-indebtedness with a final maturity date not earlier than the newly extended Termination Date.  The Commitments of Non-Consenting Bank with respect to such request shall automatically terminate on the last day of the Applicable Termination Date (and the principal amount of all Loans made by such Non-Consenting, together with accrued interest and fees to such date, shall be repaid), unless substituted therefor pursuant to Section 2.15 hereof; provided that, before the Borrower may solicit potential Replacement Banks other than the Consenting Banks, the Consenting Banks shall have at least ten days before the end of the then Applicable Termination Date to determine whether to purchase by assignment the Commitments of such Non-Consenting Banks.

Section 2.5  The Notes.

(a)  The Syndicated Loans shall be evidenced by separate Notes of the Borrower in substantially the form of Exhibit D-1 hereto (the “Syndicated Notes”), dated the Closing Date (or such later date on which a Bank becomes a party hereto pursuant to Section 14 hereof) with appropriate insertions; one Syndicated Note being payable to the order of each Bank in a principal amount equal to its Commitment and representing the obligation of the Borrower to pay to such Bank the aggregate unpaid principal amount of all Syndicated Loans made by such Bank hereunder, as set forth in Section 3 hereof, plus interest accrued thereon, as set forth below. Each Bank is authorized to make notations on its Syndicated Note as to Syndicated Loans made and repayments thereof or otherwise record such Syndicated Loans and repayments in accordance with its usual business practice.  All such notations shall constitute prima facie evidence of the amount of such Syndicated Loans and repayments.

(b)  The Competitive Bid Loans shall be evidenced by separate Notes of the Borrower in substantially the form of Exhibit D-2 hereto (the “Competitive Bid Notes” and collectively with the Syndicated Notes, the “Notes”), dated the Closing Date (or such later date on which a Bank becomes a party hereto pursuant to Section 14 hereof) with appropriate insertions; one Competitive Bid Note being payable to the order of each Bank in a principal amount equal to the Total Commitment and representing the obligation of the Borrower to pay to such Bank the aggregate unpaid principal amount of all Competitive Bid Loans made by such Bank hereunder, as set forth in Section 3 hereof, plus interest accrued thereon, as set forth below. Each Bank is authorized to make notations on its Competitive Bid Note as to Competitive Bid Loans made and repayments thereof or otherwise record such Loans and repayments in accordance with its usual business practice.  All such notations shall constitute prima facie evidence of the amount of such Competitive Bid Loans and repayments.

Section 2.6  Interest.  Except as otherwise increased pursuant to Section 2.7, the unpaid principal amount of the Loans outstanding from time to time shall bear interest, and the Borrower absolutely and unconditionally promises to pay interest on the Loans extended to the Borrower, calculated as follows:

(a)  Each Alternate Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Alternate Base Rate, in effect from time to time;

(b)  Each Eurodollar Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the sum of (A) the Eurodollar Rate for the relevant interest period,  plus (B) the Applicable Margin then in effect.

(c)  Each Competitive Bid Loan shall bear interest at the rate per annum specified in the applicable Competitive Bid Quote with respect to such Competitive Bid Loan.

Any change in the interest rate resulting from a change in the Alternate Base Rate is to be effective at the beginning of the day of such change.  Changes in the interest rate occasioned by changes in the Applicable Margin shall be effective as of the day of the applicable changes in the debt ratings on which the Applicable Margin is based. So long as any Alternate Base Rate Loan is outstanding, the Administrative Agent will give the Borrower and each of the Banks prompt notice in writing of each change in the Alternate Base Rate. Interest with respect to each Fixed Rate Loan shall be payable in arrears on the last day of the Interest Period relating thereto and also, in the case of any Fixed Rate Loan having an Interest Period of more than three months, at the end of each three-month period during such Interest Period. Interest with respect to each Alternate Base Rate Loan shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and at maturity.

Section 2.7  Interest on Overdue Amounts.  Overdue amounts of principal on the Loans and (to the extent permitted by applicable law) overdue amounts of interest on the Loans and all other overdue amounts payable hereunder shall bear interest compounded monthly and payable on demand at a rate per annum equal to 2% above the Alternate Base Rate, from the date such amount became due until such amount shall be paid in full (after as well as before judgment).

Section 2.8  Interest Rate Elections; Requests for Syndicated Loans.  The Borrower shall give to the Administrative Agent written notice (which may be in the form of a telex or telecopy as set forth in Section 15 hereof) or telephonic notice promptly confirmed in writing of each Syndicated Loan requested hereunder (a “Loan Request”) not later than 11:00 a.m. (Boston time) one Business Day prior to the proposed Drawdown Date thereof in the case of Alternate Base Rate Loans, or not later than 11:00 a.m. (Boston time) three Eurodollar Business Days prior to the proposed Drawdown Date thereof in the case of Eurodollar Loans. Each such Loan Request shall be substantially in the form of Exhibit E attached hereto and shall specify (a) the Designated Portion relating thereto, (b) the date of commencement, (c) duration of the proposed Interest Period, and (d) the applicable interest rate selected by the Borrower pursuant to the provisions of this Section 2.8.  Each Loan Request with respect to a Eurodollar Loan shall be irrevocable.  No Interest Period may be selected in respect of all or any portion of the Loans which would expire after the Termination Date. Forthwith upon its receipt of a Loan Request hereunder, the Administrative Agent shall notify all of the Banks of the particulars thereof.  Each Loan Request shall obligate the Borrower to accept the Loans requested from the Banks on the proposed Drawdown Date thereof.  If any Loan Request shall fail to properly specify the interest rate hereunder, such Loans shall be Alternate Base Rate Loans, and if any Loan Request shall fail to properly specify the Interest Period therefor, such Interest Period shall be three (3) months. The Administrative Agent shall forthwith upon determination of any applicable Eurodollar Rate, provide notice thereof to each Bank and to the Borrower.

Section 2.9  Optional Prepayment.  The Borrower shall have the right at any time to prepay the outstanding principal amount of the Alternate Base Rate Loans on or before the Termination Date, as a whole, or in part, without premium or penalty, upon not less than one Business Day’s written, telex, telecopy or telephonic notice to the Administrative Agent. Each partial prepayment of an Alternate Base Rate Loan shall be in the aggregate principal amount of $10,000,000 or a greater integral multiple of $1,000,000 and each partial prepayment of a Eurodollar Loan shall be in the aggregate principal amount of $5,000,000 or a greater integral multiple of $1,000,000; provided, however, that, notwithstanding the foregoing, no Eurodollar Loans may be partially prepaid, if after giving effect to such prepayment, the aggregate principal amount of any Eurodollar Loans to which a single Interest Period applies is less than $5,000,000.  Any prepayment of the Loans shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment. Any prepayment of Eurodollar Loans shall be subject to the indemnification provisions of Section 2.13 hereof.  The Borrower shall not be permitted to prepay any Competitive Bid Loan(s) without the prior written consent of the Bank making such Competitive Bid Loan(s), and any such prepayment shall be subject to the indemnification provisions of Section 2.13 hereof.  Each prepayment of Syndicated Loans shall be allocated among all of the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of the Syndicated Loans advanced by each Bank, with adjustments to the extent practical to equalize any prior prepayments not exactly in proportion.

Section 2.10  Funds for Syndicated Loans.

(a)  Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Syndicated Loans, each of the Banks will make available for the account of its Applicable Lending Office to the Administrative Agent, at its Head Office, in immediately available funds, the amount to be loaned by it on such Drawdown Date. Upon receipt from any Bank of the amount of its Syndicated Loan, and upon receipt of the documents required by Section Section 7.1 and 7.2 hereof to be delivered on or prior to such Drawdown Date, to the extent applicable, the Administrative Agent will make the aggregate amount of such Bank’s Syndicated Loan available to the Borrower by crediting the account of the Borrower at the Administrative Agent’s Head Office specified in the applicable Loan Request with the amount of such Bank’s Syndicated Loan.  The failure or refusal of any Bank to make available to the Administrative Agent at the aforesaid time on any Drawdown Date the amount of the Syndicated Loan to be made by such Bank thereon shall not relieve the other Banks from their several obligations hereunder to make Syndicated Loans in the amount of their respective Commitment Percentages of the requested Syndicated Loans and no Bank shall be liable for any other Bank’s failure to lend.

(b)  The Administrative Agent may (unless notified to the contrary by a Bank prior to a Drawdown Date) assume that each Bank has made available to the Administrative Agent on such Drawdown Date such Bank’s Commitment Percentage of the Syndicated Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent and the Administrative Agent shall have made available such corresponding amount to the Borrower, such Bank agrees to pay the same to the Administrative Agent forthwith on demand, together with interest thereon at the Federal Funds Effective Rate for each day from the date the Administrative Agent makes such amount available to the Borrower until the date such amount is paid, and if such Bank shall fail to do so the Borrower agrees to pay to the Administrative Agent within three Business Days after demand, an amount equal to such corresponding amount, together with interest thereon at the rate per annum applicable to the Syndicated Loans made on such Drawdown Date for each day from the date the Administrative Agent shall make such amount available to the Borrower until the date such amount is paid or repaid to the Administrative Agent. The Borrower may at any time within such three-day period submit a new Loan Request to the Administrative Agent pursuant to Section 2.8 covering the amount set forth in the Administrative Agent’s demand for payment.

Section 2.11  Inability to Determine Eurodollar Rate; Increased Costs; Change of Circumstances, Etc.

(a)  Substitution of Alternate Base Rate.  In the event that, prior to the commencement of any Interest Period relating to any Eurodollar Loan, the Administrative Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Loan during any Interest Period, or adverse or unusual conditions in, or changes in applicable law relating to, the applicable Eurodollar interbank market make it illegal or, in the reasonable judgment of the Administrative Agent, impracticable, to fund any of the Loans or make the projected Eurodollar Rate unreflective of the actual costs of funds therefor to such Bank, or if it shall become illegal for any Bank to charge interest on, or to make or maintain, Loans on a Eurodollar Rate basis, then in any of the foregoing events such Bank shall so notify the Borrower, the Agents, the Administrative Agent and the other Banks and interest on all of the Loans will be calculated and payable in respect of such projected Interest Period (and thereafter for so long as the conditions referred to in this sentence shall continue) by reference to the Alternate Base Rate in accordance with Section 2.6.

(b)  Changes in Circumstances.  If, as a consequence of (i) any reserve or special deposit or liquidity or similar requirements hereafter increased, imposed, modified or determined to be applicable by any Governmental Authority, (ii) any other change in Law or regulation or the interpretation thereof or (iii) any other change in or requirement of any Eurodollar interbank market for dollar deposits affecting banks generally therein, additional costs are incurred by any Bank of making, funding or maintaining the Loans on a Eurodollar Rate basis which cannot be computed as part of the Eurodollar Rate or the Reserve Rate, then such Bank shall, after consultation with the Borrower, prepare a new formula for compensating such Bank for such aforesaid additional costs.  Such Bank shall furnish a copy of any such new formula to the Borrower, the Administrative Agent and the other Banks, and the Eurodollar Rate for such Bank shall thereafter be determined pursuant to such new formula.  Any such determination by any such Bank shall be conclusive and binding on the Borrower, the Administrative Agent, the Agents and the Banks in the absence of manifest error.

(c)  Increased Costs.  In the event that any Bank shall suffer any additional loss or expense or liability in connection with the calculation or charging of interest on a Eurodollar Rate basis (other than taxes based upon the Banks’ net income, gross receipts or profits or taxes which would be imposed whether or not the Banks make loans bearing interest calculated by reference to the Eurodollar Rate) which (i) is not provided for by Section Section 2.11(a), 2.11(b), 2.12 and 2.13 hereof and (ii) results from (x) the compliance by such Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), or (y) any withholding tax, impost, duty or deduction (other than a withholding tax described in Section s 1441, 1442 or 3406 of the Code or any comparable or succeeding provision of any legislation that amends, supplements or replaces any such Section ) which the Borrower is required by law to effect and which does not result from any noncompliance by a Bank with any federal, state or foreign law or from any failure by a Bank to file or furnish any report, return, statement or form the filing of which would eliminate such tax, impost, duty or deduction, then the Borrower shall forthwith upon demand by such Bank reimburse such Bank in full for such loss, expense or liability (and in the case of any withholding tax or other deduction, pay such amount as would result in such Bank’s receiving the same amount, in such Bank’s good faith determination after consideration of any recoveries with respect to such amount, as it would have received hereunder had no such withholding or deduction been made). A claim by any Bank for all or any part of any additional amount required to be paid by the Borrower pursuant to this Section  may be made before, during or up to 60 days after the end of the Interest Period to which such claim relates. A Bank Certificate (as described in Section 2.14 hereof) as to the amount and calculation of such loss, expense or liability, submitted to the Borrower by any Bank, shall be conclusive and binding for all purposes, except for manifest error.  The Banks shall in good faith use reasonable efforts to minimize the amount of any such costs.

Section 2.12  Additional Amounts Payable on Account of Credit Facilities; Capital Adequacy.  If any Bank shall have determined that any present or future Law or governmental rule, regulation, policy, guideline, directive or request (whether or not having the force of law) or the interpretation thereof or any change therein or in the interpretation or administrative thereof imposes or increases or renders applicable any special deposit or reserve or liquidity or other similar requirements (whether or not having the force of law) against credits held by, or deposits in or for the account of, or loans by any office of any Bank or otherwise affects the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and such Bank reasonably determines that the amount of such deposits, reserves or capital required is increased by or based upon the existence of the credit facilities established hereunder or such Bank’s Commitment hereunder or any Loans made pursuant hereto or upon agreements or loans of the type contemplated hereby, then such Bank may notify the Borrower of such fact.  To the extent that any such capital requirements are not reflected in the Alternate Base Rate, Competitive Bid Rate or Eurodollar Rate (if relating to the Loans), the Borrower and such Bank shall thereafter attempt to negotiate in good faith an adjustment to the fees payable hereunder which will adequately compensate such Bank in light of these circumstances.  If the Borrower and such Bank are unable to agree to such adjustment within thirty days after the day on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such change), the fees payable to such Bank hereunder shall increase by an amount which will, in such Bank’s reasonable determination, provide adequate compensation.  Each Bank shall allocate such costs increases among its customers in good faith.

Section 2.13.  Indemnification for Losses.  Without prejudice to any of the foregoing provisions of this Agreement, the Borrower will, on demand by any Bank (through the Administrative Agent), at any time and from time to time and as often as the occasion therefor may arise, pay or cause to be paid such amount as shall be sufficient to indemnify such Bank and its Applicable Lending Office against any losses, costs or expenses which such Bank and its Applicable Lending Office may at any time or from time to time sustain or incur with respect to any Fixed Rate Loans as a consequence of (a) the failure by the Borrower to borrow any Fixed Rate Loan on the date of borrowing designated by the Borrower (other than any such failure resulting from an event described in Section 2.11(a) hereof or from the failure, inability or refusal of any Bank to make available to the Administrative Agent the amount of the Loan to be made by such Bank) or (b) any payment or prepayment (whether by acceleration or otherwise) of all or any part of the Fixed Rate Loans on a date other than the last day of the related Interest Period specified in the Loan Request with respect thereto.

Such losses, costs or expenses will be determined by such Bank on a commercially reasonable basis and will include the amount by which:

(i)  the total amount of interest which would have accrued on the principal so repaid, prepaid or not borrowed during the period (the “Reemployment Period”) beginning on the date of such repayment, prepayment or failure to borrow and ending on the last day of the Interest Period relating to the principal so repaid, prepaid or not borrowed, such total amount of interest to be calculated on the basis of the Fixed Rate applicable to such Interest Period:

exceeds

(ii)  the total amount of interest which would accrue and become payable to such Bank during the Reemployment Period on the principal repaid, prepaid or not borrowed if such Bank, following such repayment, prepayment or failure to borrow, were to reinvest such principal in a U.S. Treasury security selected by such Bank in an amount equal (as nearly as may be) to the principal so repaid, prepaid or not borrowed and having a maturity approximately equal to the Reemployment Period.

Section 2.14.  Bank Certificate.  A certificate signed by an officer of any Bank, setting forth any additional amount required to be paid by the Borrower to such Bank under Section Section 2.11(b), 2.11(c), 2.12 or 2.13 hereof and the computations made by such Bank to determine such additional amount, shall be submitted by such Bank to the Borrower in connection with each demand made at any time by such Bank (through the Administrative Agent) upon the Borrower under any of such Section s.  Each such certificate shall be conclusive as to all matters referenced therein, absent manifest error.

Section 2.15.  Replacement of Individual Banks.  Upon the happening of any of the events set forth in Section 2.4(c) giving rise to the Borrower’s rights under Section 2.4(c), the Borrower may (provided that (i) at the time no Default or Event of Default exists or would result after giving effect to the Borrower’s action and (ii) no Competitive Bid Loans shall be outstanding from any Bank) prepay in full all Syndicated Loans and other obligations owing by the Borrower to any individual Bank (the “Substituted Bank”) with respect to which such right of prepayment is available and terminate the Commitment(s) of such Bank(s) subject to the following conditions:

(a)  the Borrower shall have delivered to the Agent not less than ten (10) Business Days prior to the exercise of its rights under this Section 2.15 a written commitment in form and substance satisfactory to the Agent and each of the Banks from a banking institution (the “Replacement Bank”) acceptable to the Agent and each of the remaining Banks in which such banking institution agrees to become a “Bank” under this Agreement, having a Commitment in the amount of the Substituted Bank’s Commitment;

(b)  the Borrower shall have given appropriate notice of any prepayment under this Section 2.15 as required by Section 2.9 and subject to all other provisions of this Agreement; and

(c)  simultaneously with any prepayment of all Syndicated Loans and other obligations owing by the Borrower to a Substituted Bank under this Section 2.15, the Agent shall have assigned pursuant to Section 14 of this Agreement the commitment of such Substituted Bank to the Replacement Bank and such Replacement Bank shall have become a Bank under this Agreement, having a Commitment in the amount of such Substituted Bank’s Commitment and such Replacement Bank shall have simultaneously funded all such Syndicated Loans prepaid hereunder.

Section 2.16.  Utilization Fee.  For any day on or prior to the Termination Date on which the aggregate amount of all Loans outstanding for such day exceeds thirty-three percent (33%) of the Total Commitment on such date, the Borrower shall pay a utilization fee to the Administrative Agent for the respective accounts of the Banks, to be allocated among the Banks in accordance with their respective Commitment Percentages, at the rate of 0.125% per annum multiplied by the aggregate amount of all Loans outstanding on such day.  The utilization fees shall be payable quarterly in arrears, on the last day of each March, June, September and December for the fiscal quarter (or portion thereof) then ended, with the first such payment on December 31, 2002 and with a final payment on the Termination Date (or the date of termination in full of the Commitments, if earlier).

Section 3.  PAYMENTS AND COMPUTATIONS.

Section 3.1.  Funds for Payments.  All payments of principal, interest, and Facility Fees and any other amounts due hereunder shall be made by the Borrower on the due date thereof in Dollars in immediately available funds at the Administrative Agent’s Head Office. The Administrative Agent shall be entitled to debit any account of the Borrower with the Administrative Agent in the amount of each such payment when due to effect timely payment thereof.  Upon receipt by the Administrative Agent of any such payment (other than payments of the Agents’ and the Administrative Agent’s fees), the Administrative Agent shall pay each Bank its pro rata share of such payment. Payment by the Administrative Agent shall be made by wire transfer of funds or, if requested in writing by any Bank, by crediting such Bank’s account maintained with the Administrative Agent (in which event, the Administrative Agent shall wire advice of the amount of any such credit to such Bank).

Section 3.2.  Computations.  All computations of interest on the Fixed Rate Loans and Loans bearing interest based on the Federal Funds Effective Rate and of Facility Fees and utilization fees shall be based on a 360-day year, for the actual number of days elapsed.  All computations of interest on the Loans bearing interest with reference to the Alternate Base Rate shall be based on a 365-day or 366-day, as applicable, year and paid for the actual number of days elapsed. Whenever a payment hereunder becomes due, or an Interest Period would end, on a day which is not a Business Day (or, in the case of any Eurodollar Loan, a Eurodollar Business Day), the due date of any amount payable at such time shall be extended to the next succeeding Business Day (or, in the case of any Eurodollar Loan, the next succeeding Eurodollar Business Day), and interest shall accrue during such extension; provided that, in the case of a Eurodollar Loan, if such extension would cause payment to occur in a new calendar month, then such due date shall be accelerated to the next preceding Eurodollar Business Day and the Interest Period shall end on such day.

Section 3.3.  Payments to be Free of Deductions.  All payments by the Borrower under this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder, the Borrower will pay to the Administrative Agent for the accounts of the Banks, on the date on which said amount becomes due and payable hereunder, such additional amount as shall be necessary to enable each Bank, in such Bank’s good faith determination after consideration of any recoveries with respect to such amount, to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower; provided, however, that no such additional amount need be paid as a result of any withholding tax described in Section s 1441, 1442 or 3406 of the Code, or any comparable or succeeding provision of any legislation that amends, supplements or replaces any such Section , or as a result of any tax, levy, impost, duty, charge, fee, deduction or withholding that results from any noncompliance by a Bank with any federal, state or foreign law or from any failure by a Bank to file or furnish any report, return, statement or form the filing of which would eliminate such tax, impost, duty, deduction or withholding. The Borrower will deliver promptly to the Banks certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder.

Section 4.  REPRESENTATIONS AND WARRANTIES.  The Borrower represents and warrants to the Banks:

Section 4.1  Corporate Authority

.

(a)  Incorporation; Good Standing.  Each of the Borrower and its Subsidiaries (i) is a corporation or, as the case may be, limited liability company or other legal entity, duly organized, validly existing and in good standing or in current status under the laws of its respective state of incorporation or formation, (ii) has all requisite corporate or other power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign Person and is duly qualified to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

(b)  Authorization.  The execution, delivery and performance of this Agreement and the Notes and the transactions contemplated hereby and thereby (i) are within the corporate or other organizational authority of the Borrower, (ii) have been duly authorized by all necessary corporate or other organizational proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of Law to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries; and (iv) do not conflict with any provision of the corporate charter, bylaws, operating agreement or certificate or other constituent documents of, or any material agreement or other material instrument binding upon, the Borrower or its Subsidiaries.

(c)  Enforceability.  The execution and delivery of this Agreement and of the Notes result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the terms and provisions hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and except as enforceability may be affected by the application of general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.2  Government Approvals.  The execution, delivery and performance by the Borrower of this Agreement and the notes and the transactions contemplated hereby and thereby do not require the authorization, approval or consent of, or filing or registration with, any Governmental Authority (including FERC and DTE) other than those already obtained or made and in full force and effect.

Section 4.3  Financial Statements.  (a) There has been furnished to the Banks a (i) consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income, statement of retained earnings and statement of cash flows for the fiscal year then ended, certified by the Borrower’s independent certified public accountants and (ii) an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at June 30, 2002, and related unaudited consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the period ended June 30, 2002.  Such balance sheets and statements of income, shareholders’ equity and cash flows have been prepared in accordance with Generally Accepted Accounting Principles and fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at the close of business on the respective dates thereof and the results of operations for the respective fiscal periods then ended.

(b)  The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2003 to 2005 fiscal years, copies of which have been delivered to each Bank, disclose significant assumptions made with respect to general economic, financial and market conditions used in formulating such projections.  To the knowledge of the Borrower or any of its Subsidiaries on the date of this Agreement, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.  The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries at the time the projections were prepared of the results of operations and other information projected therein.

(c)  In the Borrower’s judgment, as of the Closing Date the financial and operational projections referred to in paragraph (b) above constitute a reasonable basis as of the Closing Date for the assessment of the future performance of the Borrower during the periods indicated therein, it being understood that any projected financial information represents an estimate, based on various assumptions, of future results of operations which may or may not in fact occur and that actual results may differ, and such differences may be material.

Section 4.4.  Changes; None Adverse.  Since the Balance Sheet Date, there has not been any change in the consolidated financial condition, business, properties, operations or prospects of the Borrower or any of its Subsidiaries that has had a Material Adverse Effect.

Section 4.5.  Title to Properties.  Each of the Borrower and its Subsidiaries has such title to the real and personal property each purports to own, including the properties and assets reflected in the balance sheet of the Borrower as of the Balance Sheet Date (except properties and assets disposed of since such date) as is necessary for the conduct of its business as now conducted, with no imperfections therein which impair the use of any such property for the purpose for which it is held so as to have a Material Adverse Effect, subject only to liens permitted under Section 6.1 hereof.  As of the date of this Agreement, each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all leases of real property on which facilities operated by it are situated, and all such leases are valid and subsisting and in full force and effect. All properties and assets disposed of by the Borrower between the Balance Sheet Date and the date of this Agreement were disposed of in the ordinary course of business.

Section 4.6.  Litigation.  Except for those matters set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended as of the Balance Sheet Date and in its Quarterly Report on Form 10-Q for the quarter ended as of June 30, 2002 each as filed with the Securities and Exchange Commission (copies of which have been furnished to each Bank), there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board which might have a Material Adverse Effect.

Section 4.7.  Compliance With Other Instruments, Laws, Etc.  Except as set forth in the Borrower’s report on Form 10-K for the fiscal year ended as of the Balance Sheet Date, as filed with the Securities and Exchange Commission, neither the Borrower nor any of its Subsidiaries is in violation of any material provision of its charter documents, bylaws, operating agreement, certificate, or other constituent documents, or any material agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any material decree, order, judgment, or any material Law or license, except for such violations as, in the aggregate, would not have a Material Adverse Effect.

Section 4.8.  Tax Status.  The Borrower and its Subsidiaries have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them are subject and have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except for those being contested in good faith and as to which the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, and except where the failure to so make or file would not have a Material Adverse Effect; and have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes of the Borrower and its Subsidiaries in any material amount claimed to be due by the taxing authority of any jurisdiction.

Section 4.9.  Consents and Permits.  Each of the Borrower and its Subsidiaries possesses all licenses, permits and certificates and all other approvals, orders, authorizations and consents and has made all declarations, filings and registrations which are necessary or appropriate for the ownership of its properties and assets and for the conduct of its business as now conducted (except for those licenses, permits, certificates, approvals, orders, authorizations and consents which the failure to obtain, and such declarations, filings and registrations which the failure to make, would not have a Material Adverse Effect).

Section 4.10. No Legal Bar.  The execution, delivery and performance by the Borrower and its Subsidiaries of this Agreement and the Notes and the transactions contemplated hereby and thereby do not and will not violate any provision of any existing applicable Law or Governmental Authority or of the Articles of Organization or By-laws of the Borrower and will not violate any provision of or cause a default under any mortgage, indenture, contract, agreement or other undertaking to which either the Borrower or any of its Subsidiaries is a party or which purports to be binding on it or upon any of its assets, and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of the assets of either the Borrower or any of its Subsidiaries pursuant to any such mortgage, indenture, contract, agreement or other undertaking.

Section 4.11. Holding Company and Investment Company Acts.  The Borrower is a wholly-owned indirect subsidiary of NSTAR, a Massachusetts voluntary association.  NSTAR has received an order from the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935 (“the 1935 Act”) that it is exempt from all the provisions of the 1935 Act except Section  9(a)(2) thereof.  The Borrower is not a “registered investment company” or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.12. ERISA Compliance.  No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates which would result in a material liability to the Borrower.  No “prohibited transaction” has occurred with respect to any Plan of the Borrower that is reasonably expected to result in a material liability to the Borrower.  Neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA with respect to any Multiemployer Plan.  As of the date of this Agreement, neither the Borrower nor any of its ERISA Affiliates contribute to or participate in any Multiemployer Plan.

Section 4.13. Proceeds of Loans.  The proceeds of the Loans will be used for general corporate purposes (including the repayment of Commercial Paper) and in compliance with the FERC Approval.  The proceeds of the Loans will not be used in any way which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 4.14. No Default.  No Default or Event of Default has occurred and is continuing and no default or event of default or event which with the passage of time or giving of notice would be an event of default has occurred and is continuing under evidence(s) of indebtedness for borrowed money in aggregate principal amount of $10,000,000 or more.

Section 4.15. Environmental Compliance.  Neither the Borrower nor any of its Subsidiaries has received notice from any third party including any Governmental Authority, with respect to any of the matters specified in (i) - (iii) below to the extent that such matters are reasonably likely to have a Material Adverse Effect; (i) that any one of them has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, hazardous substances, pollutant, contaminant or any toxic substances, oil or hazardous materials or other chemicals or substances (“Hazardous Substances”) regulated by any of the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any statute, regulation, ordinance, order or decree relating to health, safety or the environment (each as amended and hereinafter “Environmental Laws”), which any one of them has generated, transported or disposed of has been found at any site at which an agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

Section 4.16. Disclosure.  Neither this Agreement nor the Note contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. Other than as set forth any reports of the Borrower or any of its Subsidiaries filed with the Securities and Exchange Commission and furnished to the Banks, there is no fact known to the Borrower or any of its Subsidiaries that results in a Material Adverse Effect, or which is reasonably likely in the future to result in a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

Section 4.17 Insurance.  The Borrower and its Subsidiaries maintain policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance covering risks and in relative proportionate amounts usually carried by companies conducting businesses similar to that of the Borrower and its Subsidiaries (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto). All of such policies (a) are in full force and effect, (b) are sufficient for compliance by the Borrower and its Subsidiaries with all written agreements or instruments to which the Borrower or any of its Subsidiaries is a party and all applicable requirements of law, (c) provide that they will remain in full force and effect through the respective dates set forth in such policies and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Borrower nor any of its Subsidiaries is in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

Section 4.18. Organization.  Schedule 4.18 hereto, as updated, sets forth a true and accurate list of the names of the Borrower and all of its Subsidiaries as of the Closing Date.  As of the Closing Date, the Borrower has no Subsidiaries other than those set forth in Schedule 4.18 hereto as updated.

Section 5.  AFFIRMATIVE COVENANTS OF THE BORROWER.  The Borrower covenants and agrees that, so long as any Loan is outstanding or any Bank has any obligation to make any Loans hereunder:

Section 5.1.  Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, in accordance with the terms of this Agreement and the Notes. The Borrower will duly and punctually pay or cause to be paid the Facility Fee and all other amounts payable hereunder or in respect of the Obligations, all in accordance with the terms of this Agreement and the Notes.

Section 5.2.  Financial Statements, Certificates and Information.  The Borrower will deliver to each of the Banks:

(a)  as soon as practicable but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year, all such statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles as in effect for the period covered by such financial statements, and accompanied by a report or certificate of its independent certified public accountants, to the effect that such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with prior years (except as to changes with which such accountants concur and which shall be disclosed in the notes thereto or in a letter) and fairly present the financial condition of the Person covered thereby at the dates thereof and the results of its consolidated operations for the periods covered thereby. The reports or certificates of such accountants may refer to and rely upon reports or certificates of other independent public accountants of recognized standing with respect to any Subsidiaries of the Borrower which are not then audited by such accountants or which are formed or acquired after the date hereof and are not or were not audited by such accountants.  In addition, the financial statements described herein shall be accompanied by a written statement from such accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said report or certification, they have obtained no knowledge of any Default or Event of Default as at the end of such fiscal year resulting from a violation of Section 6.4 hereof, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default resulting from a violation of Section 6.4, they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any such Default or Event of Default;

(b)  as soon as practicable but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flows for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with Generally Accepted Accounting Principles as in effect for the periods covered by such financial statements, together with an Officers Certificate stating that such financial statements have been prepared in accordance with Generally Accepted Accounting Principles;

(c)  simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) of this Section 5.2., a copy of the certification signed by the principal executive officer and the principal financial officer of the Borrower (each a “Certifying Officer”) as required by Rule 13A-14 under the Securities Exchange Act of 1934 and a copy of the internal controls disclosure statement by such Certifying Officer as required by Rule 13A-15 under the Securities Exchange Act of 1934, each as included in the Borrower’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, for the applicable fiscal period;

(d)  Simultaneously with the delivery of the financial statements referred to in Clauses (a) and (b) of this Section 5.2, an Officer’s Certificate (i) stating that the Borrower is in compliance with the covenants contained in Section Section 5 and 6 hereof as of the end of the applicable period (ii) stating that no Default or Event of Default has occurred and is continuing on the date of such certificate, and if a Default or an Event of Default has then occurred and is continuing, specifying the details thereof and the action that the Borrower has taken or proposes to take with respect thereto, (iii) setting forth in reasonable detail computations evidencing compliance with Section 6.4 hereof as determined on the last day of the fiscal quarter immediately preceding the fiscal quarter during which such certifications are to be delivered pursuant to this clause (d), (iv) stating whether any change in Generally Accepted Accounting Principles or the application thereof has occurred since the date of the audited financial statements referred to in Section 5.2 and, if any change has occurred, specifying the effect  of such change on the financial statements accompanying such certificate, and (v) specifying the synthetic leases and other off balance sheet loans or similar off balance sheet financing products to which the Borrower is a party and the amount of its obligations thereunder;

(e)  contemporaneously with the filing or mailing thereof, copies of all financial statements sent by the Borrower to shareholders and all reports, notices, proxy statements or other communications sent by the Borrower to its shareholders, and all reports under Section s 12, 13 and 14 and under any rules promulgated with respect to such Section s (including all reports on Forms 8-K, 10-K and 10-Q, along with all amendments and supplements thereto) of the Securities and Exchange Act of 1934, as amended, all Schedules 13D and 13G and all amendments thereto, and registration statements filed by the Borrower with any securities exchange or with the Securities and Exchange Commission or any successor; and

(f)  from time to time such other data and information as any Bank may reasonably request.

Each of the Banks understands that some of the information furnished to each such Bank pursuant to this Section 5.2 may be received by the Banks prior to the time it shall have been made public and each Bank agrees that it will keep all information so furnished pursuant to this Section 5.2 confidential and will make no use of or disclosure to other Persons of such information until it shall have become public, except that the Banks may disclose such information (i) in connection with matters involving this Agreement, (ii) if obligated under law or pursuant to subpoenas or other process to make information available to governmental agencies and examiners or to others, (iii) to any parent or corporate affiliate of any of the Banks, (iv) to any of the outside legal or other advisors or consultants of any of the Banks that are retained in connection with the transactions contemplated by this Agreement or in connection with audits, and (v) to any participant or proposed participant in the Obligations or any affiliate of such Person or any assignee or proposed assignee of the Obligations or to any affiliate of such assignee or any affiliate of such Person so long as such Person agrees to accept such information subject to the restrictions described above.

Section 5.3.  Records and Accounts.  The Borrower will keep, and will cause each of its Consolidated Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with Generally Accepted Accounting Principles and maintain adequate accounts and reserves for all taxes, depreciation, depletion, obsolescence and amortization, all contingencies, and all other reserves.

Section 5.4.  Corporate Existence; Maintenance of Properties.  Except as otherwise permitted by Section 6.2 hereof, the Borrower will do or cause to be done, and will cause each of its Consolidated Subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence and good standing under the laws of its jurisdiction of incorporation or formation, maintain its qualification to do business in each state in which the failure to do so would have a Material Adverse Effect, and maintain all of the rights and franchises reasonably necessary to the conduct of the business of the Borrower or its Consolidated Subsidiaries considered as a whole.  Except as otherwise permitted herein, it will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of such Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 5.4 shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties or those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of its or their business and which do not result in a Material Adverse Effect.

Section 5.5.  Insurance.  The Borrower will maintain, and cause its Subsidiaries to maintain, with financially sound and reputable insurance companies, funds or underwriters insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Borrower and such Subsidiaries.

Section 5.6.  Taxes.  The Borrower will and will cause each of its Subsidiaries to duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a lien or charge upon any of its material property; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles; and provided, further, that the Borrower and each such Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any such lien which may have attached as security therefor.

Section 5.7.  Inspection of Properties and Books.  The Borrower shall permit each Bank and the Agents to visit and inspect any of the properties of the Borrower and any of its Subsidiaries, to examine the books of account of the Borrower and such Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and such Subsidiaries with, and to be advised as to the same by, its and their officers and accountants, all at such reasonable times and intervals as the Agents or any Bank may reasonably request.

Section 5.8.  Compliance with Laws, Contracts, Licenses, and Permits.  Except for matters which are set forth in the Borrowers report on Form 10-K for the fiscal year ended as of the Balance Sheet Date, as filed with the Securities and Exchange Commission, the Borrower will and will cause each of its Subsidiaries to comply with (a) all material applicable Laws, regulations, and orders of any Governmental Authority wherever its business is conducted including any such Laws relating to environmental protection, use and disposal of Hazardous Substances, and ERISA relating to business operations, (b) all material provisions of its charter documents, by-laws, operating agreement, certificate and other constituent documents, as applicable, (c) all material agreements and instruments by which it or any of its properties may be bound, and (d) all material applicable decrees, orders, and judgments, except where the failure to comply with items (a) through (d) above would not have a Material Adverse Effect.

Section 5.9.  Pension Plans.  The Borrower or one or more of its Subsidiaries shall:

(a)  fund each Guaranteed Pension Plan as required by the provisions of Section  302 of ERISA and Section  412 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”);

(b)  furnish to the Administrative Agent forthwith upon filing or receipt thereof, as applicable, a copy of (i) each annual Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to each Guaranteed Pension Plan, (ii) any notice of a pension plan termination sent to the PBGC under Section 4041(a) of ERISA or (iii) any notice, report or demand sent or received by a Guaranteed Pension Plan which describes events which could have a Material Adverse Effect; and

(c)  furnish to the Administrative Agent a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Code no later than the date on which the request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be.

Section 5.10. Further Assurances.  At the expense of the Borrower, the Borrower shall promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be necessary or that the Majority Banks through the Administrative Agent may reasonably request to enable the Banks and the Administrative Agent to carry out to their satisfaction the transactions contemplated by this Agreement and enforce the terms and provisions of this Agreement and to exercise their rights and remedies hereunder or under the Notes.  In addition, the Borrower will use all reasonable efforts to duly obtain governmental approvals required in connection with this Agreement from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such governmental approvals in full force and effect.

Section 5.11. Notices.

(a)  Defaults.  The Borrower will notify the Agents and each of the Banks in writing promptly after a responsible officer of the Borrower is aware of the occurrence of any Default or Event of Default and what action the Borrower proposes to take to remedy such Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any Notes or any other note, evidence of indebtedness, indenture or other material obligation for borrowed money which could have a Material Adverse Effect or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, promptly after becoming aware thereof the Borrower shall forthwith give written notice thereof to each of the Banks, describing the notice or action and the nature of the claimed default.

(b)  Litigation and Judgments.  The Borrower will give prompt notice to the Administrative Agent and each of the Banks in writing of any pending or, to the knowledge of the Borrower, threatened litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give prompt notice to the Administrative Agent and each of the Banks, in writing, in form and detail satisfactory to the Administrative Agent, of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

(c)  ERISA Events.  The Borrower will furnish to the Administrative Agent, and each of the Banks:

(i)  as soon as possible and in any event (A) within 30 days after any ERISA Event described in clause (i) of the definition of ERISA Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and (B) within 10 days after any other ERISA Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred, a statement of an  officer describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(ii)  promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan; and

(iii)  promptly after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $250,000 pursuant to Section  4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable.

Section 5.12. Change in Corporate Name or Fiscal Year.  The Borrower shall notify each Bank within 10 Business Days of any change in the corporate name or fiscal year of the Borrower.

Section 5.13. Use of Proceeds.  The proceeds of the Loans shall be used  for general corporate purposes (including the repayment of Commercial Paper) and in compliance with the FERC Approval.  The proceeds of the Loans will not be used in any way which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 6.  CERTAIN NEGATIVE CONVENANTS OF THE BORROWER.  The Borrower agrees that, so long as any Loan is outstanding or any Bank has any obligation to make any Loans hereunder:

Section 6.1.  Restrictions on Liens.  The Borrower will not, and will not permit any Subsidiary to, create or suffer to exist any lien, security interest or other charge or encumbrance of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor a potential interest upon or with respect to any of its properties of any character (including accounts), other than (i) liens granted, incurred or existing in the ordinary course of business not in connection with the borrowing of money or the obtaining of credit and not otherwise described below, (ii) liens arising in connection with the sale of accounts receivable, (iii) liens existing on acquired property at the time of acquisition thereof by the Borrower which liens do not extend to any property other than such acquired properties, (iv) purchase money liens securing indebtedness in a principal amount not exceeding the purchase price of the property securing such indebtedness, (v) liens granted in connection with any sewage facility financings, (vi) liens existing on the date hereof and, in the case of all such material liens, as disclosed on Schedule 6.1, (vii) liens granted to secure long term indebtedness (exclusive of those granted under subSection s (iii), (iv), (v) and (vi) above) provided that at the time of granting such liens (and after giving effect thereto), the amount of such long term indebtedness secured by liens under this subSection  (vii) shall not exceed $400,000,000, (viii) liens granted by BEC Funding on the Transition Property in connection with the Securitization, and (ix) liens granted on the Securitization Investment in connection with the Securitization.

Section 6.2.  Consolidations, Mergers, Etc.  The Borrower and its Subsidiaries will not (a) enter into any merger, consolidation or amalgamation, unless (i) the Borrower, or another public utility Subsidiary of the Parent (in which case such surviving entity shall expressly assume, by an amendment to the Agreement in form satisfactory to the Administrative Agent, the Obligations and due and punctual performance of this Agreement) is the surviving entity in such merger, consolidation or amalgamation, (ii) all corporate and regulatory approvals therefor have been received, (iii) no Default or Event of Default would exist hereunder after giving effect to such merger, consolidation or amalgamation, and (iv) the unsecured debt ratings of S&P and Moody’s applicable to the Borrower or such other surviving entity’s outstanding unsecured debt, after giving effect to such merger, consolidation or amalgamation, shall be at least equal to, the ratings applicable to the Borrower’s unsecured debt immediately prior to such merger, consolidation or amalgamation, or (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

Section 6.3.  Regulation U or X.  The Borrower will not use the proceeds of the Loans in any way which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 6.4.  Maximum Consolidated Indebtedness.  The Borrower will not permit the ratio of Consolidated Indebtedness to Consolidated Capitalization to be greater than 0.60:1 at any time.

Section 6.5.  ERISA Compliance.  The Borrower will not and will not permit any of its Subsidiaries to (i) permit to exist any material “accumulated funding deficiency” (as defined in the Code) (unless such deficiency exists with respect to a Multiple Employer Plan or Multiemployer Plan and the Borrower has no control over the reduction or elimination of such deficiency), (ii) terminate, or permit any ERISA Affiliate of the Borrower to terminate, any Plan of the Borrower or such ERISA Affiliate so as to result in any material (in the reasonable opinion of the Majority Banks after consulting with appropriate legal counsel) liability of the Borrower to the PBGC, or (iii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), unless the notice requirement associated with such event is waived or any other event or condition, which presents a material (in the reasonable opinion of the Majority Banks after consulting with appropriate legal counsel) risk of such a termination by the PBGC of any Plan of the Borrower or such ERISA Affiliate and such a material liability to the Borrower (unless such event occurs or exists with respect to a Multiple Employer Plan or Multiemployer Plan and the Borrower has no control over the existence or occurrence of such event).

Section 7.  CONDITIONS PRECEDENT.  The effectiveness of this Agreement and the obligations of the Banks to make Loans hereunder are subject to the following conditions precedent:

Section 7.1.  Condition to Effectiveness.  In the case of the effectiveness of this Agreement:

(i)  Revolving Credit Agreement. The Administrative Agent shall have received executed counterpart originals of this Agreement, the 364 Day Facility, and the Three Year Facility.

(ii)  Notes. Each Bank shall have received the executed originals of the Notes in the form described in Section 2.5 made payable to such Bank.

(iii)  Payment of Fees. All fees required under that certain Fee Letter, dated as of October 11, 2002, among Fleet, the Arranger and the Borrower, to be paid at or prior to the closing of the transactions contemplated hereby shall have been paid as specified therein, and any other fees or expenses required hereunder to be paid at the closing of the transactions contemplated hereby, or for which invoices shall have been furnished to the Borrower, shall have been paid as specified herein.

(iv)  Termination of Prior Agreement. The Prior Agreement shall have been terminated, all lending commitments thereunder shall have been terminated, and all amounts owing by the Borrower thereunder shall have been paid and repaid in full including all facility and utilization fees due thereunder. By executing this Agreement, the Banks parties hereto which are also parties to the Prior Agreement, hereby waive the requirement contained in the Prior Agreement that the Borrower give three Business Days’ notice of the termination of the Commitments thereunder.

(v)  Certified Copies of Charter Documents.  The Administrative Agent shall have received from the Borrower a copy, certified by a duly authorized officer of the Borrower to be true and complete on and as of the date hereof, of each of (A) the charter or other incorporation documents of the Borrower in effect on such date of certification, and (B) the by-laws of the Borrower as in effect on such date.

(vi)  Proof of Corporate Action. The Administrative Agent shall have received from the Borrower copies for each Bank, certified by a duly authorized officer of the Borrower to be true and complete on the date hereof, of the records of all corporate action taken by the Borrower to authorize (A) its execution and delivery of this Agreement and the Notes, (B) its performance of all of its agreements and obligations under this Agreement and the Notes, and (C) the borrowings contemplated by this Agreement and the Notes.

(vii)  Incumbency Certificate. The Administrative Agent shall have received from the Borrower copies for each Bank of an incumbency certificate, dated the date hereof, signed by the Clerk or an (Assistant) Clerk of the Borrower and giving the name and bearing a specimen signature of each officer who shall be authorized: (A) to sign, in the name and on behalf of the Borrower, this Agreement and the Notes, (B) to make application for the Loans, and (C) to give notices and to take other action on behalf of the Borrower under this Agreement.

(viii)  Legal Opinion With Respect to the Borrower.  The Banks shall have received from each of the Associate General Counsel of the Borrower and Ropes & Gray, counsel to the Borrower, a favorable legal opinion, dated the date hereof, addressed to the Banks and substantially in the form of Exhibits F-1 and F-2 hereto.

(ix)  Governmental and Third Party Approvals.  All governmental consents, approvals or permits and all third party approvals and consents necessary, if any, or, in the reasonable discretion of the Administrative Agent and its counsel, desirable in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

Section 7.2.  All Borrowings.  In the case of each Loan, including the first Loan:

(a)  Representations True; No Event of Default.  The representations and warranties of the Borrower contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true at and as of the time of the making of the Loan, with the same effect as if made at and as of that time (except for changes which are contemplated by specific provisions of this Agreement), provided, however, that the representations and warranties contained in Section 4.3(b) and (c) shall not be deemed to be repeated at any time and the representations and warranties contained in Section Section 4.4 and 4.6 shall not be deemed to be repeated in the case of borrowings of Syndicated Loans which do not increase the aggregate outstanding amount of the Syndicated Loans. No Default or Event of Default shall have occurred and be continuing on the Drawdown Date of such Loan and no Default or Event of Default shall occur after giving effect to the making of such Loan.

(b)  No Legal Impediment.  No change shall have occurred in any Law or regulations thereunder or interpretations thereof which in the reasonable opinion of any Bank would make it illegal for such Bank to make Loans hereunder.

(c)  Proceedings and Documents.  The Borrower shall have requested such Loan in accordance with the applicable provisions hereof.  All proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in substance and in form to the Administrative Agent and to its counsel, and the Administrative Agent and such counsel shall have received all reasonable information and such counterpart originals or certified or other copies of such documents as any of the Banks may reasonably request.

(d)  Certificate of Capacity.   The Borrower shall have delivered to the Administrative Agent an Officers’ Certificate certifying that the Borrower has capacity to incur additional indebtedness in the amount of the Loan then being requested pursuant to the terms of the then applicable order of FERC authorizing the Borrower to incur short-term indebtedness.

Section 8.  EVENTS OF DEFAULT; ACCELERATION.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice and/or lapse of time “Defaults”) shall occur:

(a)  the Borrower shall fail to pay any principal of the Loans when the same shall first have become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)  the Borrower shall fail to pay any interest on the Loans or other sums when due hereunder, or the Borrower shall fail to pay the Facility Fee, within five days after each of the same shall first have become due and payable whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)  the Borrower shall fail to comply with its covenants contained in Section Section 5.2, 5.11 or 6 hereof;

(d)  the Borrower shall fail to perform any term, covenant or agreement herein contained (other than those specified in clauses (a), (b) and (c) above) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

(e)  any material representation or warranty of the Borrower in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement, the Notes or any Loan shall prove to have been false in any material respect upon the date when made or deemed made;

(f)  With respect to any Consolidated Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness outstanding under this Agreement) in excess of $10,000,000, either (i) a default in any payment shall occur and continue (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (ii) a default in the observance or performance of any other agreement or condition relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (with the giving of notice, if required), any such Indebtedness to become due prior to its stated maturity;

(g)  the Borrower or any of its Subsidiaries makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or commences any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing; or any such petition or application is filed or any such case or other proceeding is commenced against the Borrower or any of its Subsidiaries and either (i) is not dismissed within sixty (60) days or (ii) the Borrower or any of its Subsidiaries indicates its approval thereof, consent thereto or acquiescence therein;

(h)  a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding under any applicable laws of any jurisdiction now or hereafter in effect, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary in an involuntary case under Federal bankruptcy laws as now or hereafter constituted; or any order is entered in any case or proceeding by or against the Borrower or any of its Subsidiaries decreeing or permitting the split-up or dissolution or such Person or the winding up of its affairs;

(i)  except for judgments which have been in force less than the applicable period for taking appeal or in respect of which the Borrower or any Subsidiary is prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review, if there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries which, when considered collectively with other undischarged outstanding final judgments against the Borrower and its Subsidiaries, exceeds in the aggregate $10,000,000;

(j)  any ERISA Event shall have occurred with respect to a Plan which could reasonably be expected to result in a material liability to the Borrower, and, thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent, the Agents or any Bank, such ERISA Event shall still exist and continues to pose a likely risk of a material liability to the Borrower;

(k)  there shall occur any material damage to, or loss, theft or destruction of, any material property of the Borrower or any of its Subsidiaries, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than twenty-one (21) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance (regardless of whether a portion of the period not so covered is the standard deductible period under the Borrower’s business interruption insurance policy) and would have a Material Adverse Effect;

(l)  if any governmental or regulatory approval relating to the transactions contemplated by this Agreement shall be rescinded, revoked or set aside or otherwise cease to remain in full force and effect; or

(m)  if the Parent shall cease to own 100% of the common equity interests of the Borrower (or such surviving entity as permitted by Section 6.2) or shall cease to have the power (whether or not exercised) to elect a majority of the Borrower’s directors;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Banks holding more than 50% of the outstanding Loans shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section Section 8(g) or 8(h) hereof, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Bank. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to the foregoing, each Bank, if owed any amount with respect to the Loans may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any instrument pursuant to which the obligations of the Borrower to such Bank hereunder are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

If any one or more of the Events of Default specified in Section Section 8(g) or 8(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Borrower; and if any other Event of Default shall have occurred and be continuing, the Administrative Agent may, and upon the request of the Majority Banks shall, by notice to the Borrower, terminate the unused portion of the Commitments hereunder, and upon such notice being given such unused portion of the Commitments hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans to the Borrower hereunder. If any such notice is given to the Borrower, the Administrative Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the Commitments hereunder shall relieve the Borrower of any of its existing Obligations to the Banks hereunder or otherwise.

Section 9.  SETOFF.  Regardless of the adequacy of any collateral, during the continuance of a Default or Event of Default, any deposits or other sums credited by or due from any of the Banks or any of their affiliates to the Borrower and any securities or other property of the Borrower in the possession of such Bank or any of its affiliates may be applied to or set off against the payment of Obligations of the Borrower to such Bank. Each Bank agrees with the other Banks that (a) if an amount to be set off is to be applied to indebtedness of the Borrower to a Bank or any of its affiliates other than indebtedness evidenced by this Agreement, such amount shall be applied ratably to such other indebtedness and to the indebtedness evidenced hereby, and (b) if a Bank or any of its affiliates shall receive from the Borrower whether by voluntary payment, exercise of the right of set-off, counterclaim, cross action, enforcement of the claim evidenced by this Agreement by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations to such Bank any amount in excess of its ratable portion (based on each Bank’s outstanding Loans) of the payments received by all of the Banks in respect of the Obligations, such Bank or its affiliate will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Obligations its proportionate payment as contemplated by this Agreement.  Each Bank agrees to notify the Administrative Agent promptly upon any set-off of any amounts so set off.  If all or any part of the amount of any excess payment described in clause (b) above is thereafter received by, or for the account of, the Borrower from the Bank or any of its affiliates making such excess payment, each of the remaining Banks shall restore to such Bank the amounts previously shared by such Bank or any of its affiliates with such remaining interest on the amount so restored.

Section 10.  THE AGENTS.  As used in this Section 10, the term “Agents” or “Agent” shall mean each of the Agents as well as the Administrative Agent, acting in such respective capacities.  The rights and relationships of each Agent and the Banks shall be subject to the provisions set forth in this Section 10.

The Administrative Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and in related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

The relationship between the Administrative Agent and each of the Banks is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Banks. Nothing contained in this Agreement shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Banks.

The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement.  The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of such Persons shall be paid by the Borrower.

None of the Agents nor any of their respective shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder, or in connection herewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that each Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

The Agents shall not be responsible for the execution or validity or enforceability of this Agreement or any instrument at any time constituting, or intended to constitute, collateral security for the Obligations, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect hereto, or for any recitals or statements, warranties or representations herein or made in any certificate or instrument hereafter furnished by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Obligations.  No Agent shall be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any Bank or its assignee shall have been duly authorized or is true, accurate and complete.  No Agent has made or now makes any representations or warranties, express or implied, nor does either Agent assume any liability to the Banks with respect to the creditworthiness or financial condition of the Borrower or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning any Person which may come into the possession of such Agent or any of its affiliates. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

If in the opinion of the Administrative Agent the distribution of any amount received in its capacity as Administrative Agent hereunder might involve it in a violation of law, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.  With respect to obligations of the Borrower hereunder, a payment to the Administrative Agent for the account of the Banks shall be deemed to be a payment to the Banks.

The Banks agree, ratably in accordance with their respective Commitment Percentages, to indemnify and hold harmless the Administrative Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent and its affiliates has not been reimbursed by the Borrower as required by Section 11 hereof), and liabilities of every nature and character arising out of or related to this Agreement or the transactions contemplated or evidenced hereby, or the Administrative Agent’s or its affiliates’ actions taken hereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s or its affiliates’ willful misconduct or gross negligence.

In their respective individual capacities, each of the Banks serving as an Agent shall have the same obligations and the same rights, powers and privileges with respect to their Commitments and the Loans made by them hereunder as they would have were they not also acting as Agents.  None of the Agents, other than the Administrative Agent, shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity, other than those applicable to all Banks as Banks.

Without limiting any of the foregoing provisions of this Section 10, the Banks and each Agent hereby agree that the Administrative Agent shall not be obliged to make available to any Person any sum which the Administrative Agent is expecting to receive for the account of that Person until the Administrative Agent has determined that it has received that sum. The Administrative Agent may, however, disburse funds prior to determining that the sums which the Administrative Agent expects to receive have been finally and unconditionally paid to the Administrative Agent, if the Administrative Agent wishes to do so. If and to the extent that the Administrative Agent does disburse funds and it later becomes apparent that the Administrative Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Administrative Agent made the funds available shall, on demand from the Administrative Agent:

(a)  refund to the Administrative Agent the sum paid to that Person; and

(b)  reimburse the Administrative Agent for the additional amount certified by the Administrative Agent as being necessary to indemnify the Administrative Agent against any funding cost sustained or incurred by the Administrative Agent as a result of paying out the sum before receiving it.

The Administrative Agent may deem and treat the payer of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder assignee or transferee.

Notwithstanding anything to the contrary contained in this Agreement any Bank that fails to make available to the Administrative Agent its pro rata share of any Loan as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Administrative Agent to distribute such payments to the non-delinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans to the non-delinquent Banks, the Banks’ respective pro rata shares of all outstanding Syndicated Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

Each Agent may resign at any time by giving sixty (60) days’ prior written notice thereof to the Banks and the Borrower. Upon any such resignation of the Administrative Agent, the Borrower and the Banks shall have the right to appoint a successor Administrative Agent from among the Banks. If no successor Administrative Agent shall have been so appointed by the Borrower and the Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall  be  a  financial institution having total assets in excess of $10,000,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  In the event of a material breach of its duties hereunder, an Agent may be removed by the Banks for cause and in the case of removal of an Administrative Agent the provisions of this Section 10 shall apply to the appointment of a successor.

Section 11.  EXPENSES.  Whether or not the transactions contemplated hereby shall be consummated, the Borrower will pay (a) the reasonable cost of reproducing this Agreement and other instruments mentioned herein; (b) the reasonable fees of counsel to the Administrative Agent incurred in connection with the preparation of this Agreement and other instruments mentioned herein, plus all reasonable expenses and disbursements of such counsel incurred in connection with such preparation, and thereafter the reasonable fees, expenses and disbursements of counsel to the Administrative Agent incurred in connection with any advice requested by the Administrative Agent for matters initiated by the Borrower from time to time concerning this Agreement or the transactions contemplated hereby and in connection with the preparation of amendments, modifications, approvals, consents or waivers hereto or hereunder; (c) all reasonable out-of-pocket expenses (including reasonable attorneys’ (which attorneys may be employees of the Agents or any Bank) fees and costs) incurred by the Agents or the Banks in connection with (i) the enforcement of this Agreement against the Borrower or the administration thereof (including the preparation of amendments, modifications, approvals, consents or waivers of the provisions of this Agreement or of the Notes) after the occurrence of an Event of Default and (ii) in connection with any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Administrative Agent’s or the Banks’ relationship with the Borrower or any of its Subsidiaries hereunder or under any predecessor financing arrangement (other than matters caused by the gross negligence or willful misconduct of the party seeking to have the Borrower pay for such expenses); and (d) all fees and reasonable out-of-pocket expenses (including reasonable attorneys’ (which attorneys may be employees of the Arranger or any Bank) fees and costs) payable to the Arranger in connection with its provision of services in connection with the transactions contemplated hereby.  The covenants of this Section 11 shall survive payment or satisfaction of payment of amounts owing with respect to this Agreement.

Section 12.  INDEMNIFICATION.  The Borrower agrees to indemnify and hold harmless each Agent, the Arranger and the Banks, including their respective affiliates, offices, directors (or persons acting in similar capacities), employees, advisors and agents (collectively, the “Indemnified Parties”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character, arising out of this Agreement, the Notes, the Commitments, the transactions evidenced hereby and the proposed or actual use of proceeds of the Loans (other than litigation commenced by the Borrower which (a) seeks enforcement of any of the Borrower’s rights hereunder and (b) is determined in a final judgment adversely to the Indemnified Parties), unless such liabilities, losses, damages or expenses were caused by the gross negligence or willful misconduct of the party seeking indemnification.  The Borrower agrees that it will indemnify and hold the Indemnified Parties harmless from and against any and all expense, damage, loss or liability incurred by the Indemnified Parties (including all costs of legal representation incurred by them) arising from the application of any law, including any so-called “Super Fund” or “Super Lien” legislation, relating to the presence of Hazardous Substances on the real properties owned by the Borrower, whether such legislation is federal, state or local in nature.  In each case, costs and expenses covered hereunder shall include the reasonable fees and disbursements of external counsel (or, alternatively, the allocated costs of internal counsel) incurred in connection with any such investigation, litigation or other proceeding and each indemnified party shall be entitled to payment of such costs and expenses regardless of whether such Indemnified Party is named as a party to the action, suit or proceeding from which such costs and expenses arise. The covenants of this Section 12 shall survive payment or satisfaction of payment of amounts owing with respect to this Agreement and the Notes.

Section 13.  SURVIVAL OF COVENANTS, ETC.  Without limiting the survival of any covenants or agreements which are stated to survive the repayment of the Loans or Obligations hereunder, all covenants, agreements, representations and warranties made herein or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by the Banks, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement remains outstanding and unpaid or any Bank has any obligation to make any Loans hereunder.  Without limitation, the Borrower’s indemnities contained in Section Section 2.11(b), and (c), 2.13 and 12 shall survive repayment of the Obligations.  All statements contained in any certificate or other paper delivered to any Bank at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

Section 14.  PARTIES IN INTEREST; ASSIGNMENTS; PARTICIPATIONS.  All the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of each of the Banks.

(a)  Except as provided herein, any Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and its Commitment to make Loans and/or all or any portion of any Loans at the time owing to it and the Notes held by it); provided, however, that (i) (except in the case of a Bank or an Affiliate of a Bank) the Administrative Agent, and, so long as no Default or Event of Default has occurred and is continuing, the Borrower shall have given its prior written consent, which consent shall not be unreasonably withheld or delayed, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations with respect to its Commitment Percentage and Commitment hereunder or with respect to the Loans owing to it and the Notes held by it, as the case may be, (iii) each assignment shall be in a minimum amount of $5,000,000, (iv) the parties to such assignment shall execute and deliver to the Administrative Agent, for notation in the Bank List, an Assignment and Acceptance, substantially in the form of Exhibit G attached hereto (the “Assignment and Acceptance”), together with the Note(s) subject to such assignment, and together with payment by the Eligible Assignee to the Administrative Agent for its own account of an assignment administration fee in the amount of $3,500.00 and (v) the parties to such assignment shall also execute and deliver an Assignment and Acceptance under the 364 Day Facility and the Three Year Facility, respectively, in accordance with the provisions thereunder, in an equal share to that being assigned hereunder.  Upon such execution, delivery, acceptance, payment of such fee and notation, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the assigning Bank shall, to the extent provided in such assignment, be released from its obligations under this Agreement other than confidentiality requirements.

(b)  By executing and delivering an Assignment and Acceptance, the parties to such assignment thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim arising through the assignor, the assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.3 and the most recent financial statements delivered pursuant to Section 5.2 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will,  independently and without reliance upon  the  assigning Bank,  the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agents and the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(c)  The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a bank list or similar list for the notation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Loans owing to, the Banks from time to time (the “Bank List”). The entries in the Bank List shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may treat each person whose name is noted in the Bank List as a Bank hereunder for all purposes of this Agreement.  The Bank List shall be available for inspection by the Borrower or the Banks at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with any Note subject to such assignment and the written consent of the Borrower to such assignment, the Administrative Agent shall (i) note the information contained therein in the Bank List, and (ii) give prompt notice thereof to the Borrower and the Banks. Within five Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Note, a new Note or Notes to the order of such Eligible Assignee(s) in an amount equal to the amount assumed by such Eligible Assignee(s) pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in the form of the assigned Note. The surrendered Note shall be cancelled and returned to the Borrower.

(e)  Each Bank may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment hereunder and the Loans owing to it and the Note held by it); provided, however, that the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications shall be the rights to approve waivers, amendments, or modifications which require the consent of all of the Banks as provided in Section 18 hereof.  Participants shall have the same rights, benefits and obligations as the assigning Bank under Section Section 2.11, 2.12 and 2.13 hereof as if (and the Borrower shall be directly obligated to such Participant under such provisions as if) such Participant were a “Bank” for purposes of such Section s, but shall not have any other rights or benefits under this Agreement or any Note (the Participant’s rights against such Bank in respect of such participation to be those set forth in the agreements executed by such Bank in favor of the participants).

(f)  Nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

(g)  Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”)may grant to a special purpose funding vehicle (an “SPC”)of such Granting Bank identified as such in writing from time to time by the Granting Bank to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Loan, (ii) If such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof and (iii) no SPC or Granting Bank shall be entitled to receive any greater amount pursuant to Section Section 2.11, 2.12 or 2.13 than the Granting Bank would have been entitled to receive had the Granting Bank not otherwise granted such SPC the option to provide any Loan to the Borrower. The making of an Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Bank would otherwise be liable so long as, and to the extent that, the related Granting Bank provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  Notwithstanding the foregoing, the Granting Bank unconditionally agrees to indemnify the Borrower, the Agent and each Bank against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the Agent or such Bank, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Bank hereunder, such rights being retained by the applicable Granting Bank. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Loan made by an SPC shall be exercised only by the relevant Granting Bank and that each Granting Bank shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may (i) with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Loans to the Granting Bank and (ii) disclose on a confidential basis any information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section 14(g) may not be amended withoutthe prior written consent of each Granting Bank, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

Section 15.  NOTICES, ETC.  Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing (or in the form of a tested telex or telecopy) and shall, in the case of a letter, be delivered by hand, mailed by United States first-class mail, postage prepaid, sent by overnight courier, with delivery prepaid, or sent by telex or by telecopy confirmed by letter, addressed as follows:

(a)  if to the Borrower, at Boston Edison Company, 800 Boylston Street, P1700, Boston, Massachusetts 02199, Attention: James J. Judge, Senior Vice President and Chief Financial Officer, with a copy sent Attention: General Counsel or at such other address for notice as the Borrower shall last have furnished in writing to the Administrative Agent; and

(b)  if to the Administrative Agent, at Fleet National Bank, 100 Federal Street Mail Stop: MA DE 10009H, Boston, Massachusetts 02110, USA Attention: Michael M. Parker, Managing Director – Global Energy, with a copy sent to Fleet Agency Services, 1185 Avenue of the Americas, Mail Stop: NY EH 309 16L, New York, New York 10036 via fax to (212) 703-1599, Attention: Jackie Brown, Senior Loan Administrator, or such other address for notice as such Agent shall last have furnished in writing to the Person giving the notice; and

(c)  if to any other Agent, at the address set forth on Schedule 2 hereto as such Agent’s (in its capacity as a Bank) Domestic Lending Office, or such other address for notice as such Agent shall last have furnished in writing to the Person giving the notice; and

(d)  if to any Bank, at the address set forth on Schedule 2 hereto as its Domestic Lending Office, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand or sent by overnight courier, with delivery prepaid, to a party hereto for the attention of an officer specified above or on the signature pages hereof (or to any substitute officer whose name and address have been delivered to the Person mailing such notice or demand), at the time of the receipt thereof by such officer, (ii) if sent by registered or certified first-class mail, postage prepaid, on the earlier of actual receipt thereof or three Business Days after the posting thereof, and (iii) if sent by telex or telecopy, at the time of the dispatch thereof (evidenced by customary answerback or confirmation), if in normal business hours in the country of receipt, or otherwise at the opening of business on the following Business Day.

Section 16.  MISCELLANEOUS.  This Agreement is a contract under seal under the laws of the Commonwealth of Massachusetts and shall for all purposes be construed in accordance with and governed by the laws of said Commonwealth.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

Section 17.  ENTIRE AGREEMENT, ETC.  This Agreement, together with any other documents executed in connection herewith, express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 18.

Section 18.  CONSENTS, AMENDMENTS, WAIVERS, ETC.  Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the written consent of the Borrower and all of the Banks shall be required with respect to any (i) increases or extensions of the term of the Commitments or the Loans, or extension of the time or waiver of any requirement for the reduction or termination of the Loans, (ii) extensions of the date fixed for payment of principal, interest or fees under any Loan, (iii) reductions in the amount any payments of principal under any Loan, (iv) reductions in the interest rate payable with respect to any Loan or reductions of any fees payable hereunder, (v) modifications to the rights or obligations of the Borrower to prepay Loans, (vi) alterations to the provisions in the Agreement or the Notes governing amendments thereto, (vii) modification of the number or percentage of the Banks which are required to make any determinations, to waive any rights or to modify any provision hereunder, and (viii) amendment to or waiver of Section 2.4(c) hereof, Section 10 hereof may not be amended without the written consent of the Administrative Agent; and Section 18 hereof may not be amended without the written consent of all of the Banks. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 19.  CONSENT TO JURISDICTION AND SERVICE, WAIVER OF JURY TRIAL.  THE BORROWER IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN BOSTON, MASSACHUSETTS, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY RELATED DOCUMENTS, AND AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY BY DELIVERY OR MAILING IN THE MANNER SPECIFIED IN Section 15 HEREOF. THE BORROWER WILL NOT SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR ANY RELATED DOCUMENTS.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the date first set forth above.

(Corporate Seal)	BORROWER BOSTON EDISON COMPANY By: /s/ Philip J. Lembo___________ Title: Assistant Treasurer
ADMINISTRATIVE AGENT FLEET NATIONAL BANK By: /s/ Rita M. Cahill____________ Title: Managing Director

BANKS FLEET NATIONAL BANK By: /s/ Rita M. Cahill____________ Title: Managing Director
THE BANK OF NEW YORK By: /s/ John N. Watt____________ Title: Vice President
BANK ONE, NA By: /s/ Dawn M. Lawler_________ Title: Director
CITICORP USA, INC. By: /s/ Costas Rigas_________ Title: Vice President
CITIZENS BANK OF MASSACHUSETTS By: /s/ Michael Ouellet_______ Title: Vice President
BANK HAPOALIM B.M. By: /s/ Marc Bosc____________ Title: Vice President
MELLON BANK, N.A. By: /s/ Scott Hennessee_________ Title: Vice President
KEYBANK NATIONAL ASSOCIATION By: /s/ Sherrie I. Manson_______ Title: Vice President
THE BANK OF TOKYO-MITSUBISHI TRUST COMPANY By: /s/ J. William Rhodes______ Title: Vice President

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH By: /s/ James P. Moran__________ Title: Director By: /s/ Peter A. Ryan____________ Title: Vice President

Schedule 1

Banks and Commitments

Bank	Commitment	Commitment Percentage
Fleet National Bank	$71,538,464	20.4396%
Bank One, NA	$62,500,000	17.8571%
Citicorp USA, Inc.	$50,000,000	14.2857%
The Bank of New York	$37,500,000	10.7143%
KeyBank National Association	$37,500,000	10.7143%
Citizens Bank of Massachusetts	$20,000,000	5.7143%
Mellon Bank, N.A.	$20,000,000	5.7143%
Bank of Tokyo-Mitsubishi Trust Company	$20,000,000	5.7143%
Bank Hapoalim B.M.	$18,461,536	5.2747%
Credit Suisse First Boston, Acting Through Its Cayman Islands Branch	$12,500,000	3.5714%
Total	$350,000,000	100%

Schedule 2

Banks’ Addresses

FLEET NATIONAL BANK DOMESTIC AND
EURODOLLAR LENDING OFFICE:

100 Federal Street

Global Energy, Mail Stop: 10009H
Boston, Massachusetts 02110

Attn:     Galina Lefkowitz
Fax:            (617)434-0201

THE BANK OF NEW YORK

1 Wall Street, 19th Floor
New York, NY  10286

Attn:   Kathy D’Elena

Fax:    (212) 635-7923

BANK ONE, NA
Client Service Associate

1 Bank One Plaza, Suite IL1-0634

Chicago, IL  60670

Attn:   John Beirne
Fax:     (312) 732-4840

CITICORP USA, INC.

388 Greenwich Street, 21st Floor

New York, NY  10013

Attn:  Robert Harrity

Fax:    (212) 816-8098

Two Penns Way, Suite 200

New Castle, DE  19720

Attn:  Dennis Banfield

Fax:   (302) 894-6120

CITIZENS BANK OF MASSACHUSETTS

20 Cabot Road

Medford, MA  02115

Attn:   Maria Chaplain

Fax:    (781) 655-4050

BANK HAPOALIM B.M.

New York Branch

1177 Avenue of the Americas

New York, NY  10036

Attn:   Marc Bosc

Fax:    (212) 782-2382

MELLON BANK, N.A.

525 William Place Way
Room 1203
Pittsburgh, PA  15259

Attn:  Brenda Leierzapf

Fax:    (412) 209-6146

One Mellon Center, Room 151-4530

Pittsburgh, PA  15258

Attn:  Scott Hennessee

Fax:   (412) 236-1840

KEYBANK NATIONAL ASSOCIATION

127 Public Square

OH-01-27-0606

Cleveland, OH  44114

Attn:   Sherrie Manson

Fax:    (216) 689-4981

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

1251 Avenue of the Americas, 12th Floor

New York, NY  10020-1104
Attn:  Rolando Uy

Fax:   (201) 521-2305

CREDIT SUISSE FIRST BOSTON,

ACTING THROUGH ITS CAYMAN ISLANDS BRANCH

Eleven Madison Avenue

New York, NY  10010

Attn:   Peter A. Ryan

Fax:    (212) 325-8321

Schedule 4.18

Organization

Schedule 6.1

Material Liens

Exhibit A

FORM OF COMPETITIVE BID QUOTE REQUEST

[Date]

To:  Fleet  National Bank., as Administrative Agent (the “Administrative Agent”)

From:  Boston Edison Company (the “Borrower”)

Re:  Revolving Credit Agreement (the “Credit Agreement”) dated as of November 15, 2002 among the Borrower, the Banks party thereto, the Agents and the Administrative Agent

We hereby give notice pursuant to Section 2.2.1(b) of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Loan(s):

Date of Borrowing: _________________________

Principal Amount*	Interest Period**	Maturity Date***
$

Such Competitive Bid Quotes should offer a Competitive Bid Rate.

Terms used herein have the meanings assigned to them in the Credit Agreement.

BOSTON EDISON COMPANY By: Title:

_________________________

*  Amount must be $10,000,000 minimum. or a greater integral multiple of $1,000.000

**  Up to 270 days; a maximum of three Interest Periods maybe selected in one Competitive Bid Quote Request

***  Last day of Interest Period

Exhibit B

FORM OF INVITATION FOR COMPETITIVE BID QUOTES

To:  [Name of Bank]

From:            Invitation for Competitive Bid Quotes to Boston Edison Company (the “Borrower”)

Pursuant to Section 2.2.1(c) of the Revolving Credit Agreement dated as of November 15, 2002, among the Borrower, the Banks party thereto, the Agents party thereto, and Fleet National Bank as Administrative Agent for the Banks, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Loan(s):

Date of Borrowing: ________________

Principal Amount	Interest Period(s)*	Maturity Date**
$

Such Competitive Bid Quotes should offer a Competitive Bid Rate.

Please respond to this invitation by no later than 9:30 a.m. (Boston time) on the requested Drawdown Date to the attention  of [__________________] at facsimile number [_____________].

FLEET NATIONAL BANK, as Administrative Agent By: Authorized Officer

_________________________

*  Up to three Interest Periods may be specified.

**  Last day of Interest Period.

Exhibit C

FORM OF COMPETITIVE BID QUOTE

Fleet National Bank., as Administrative Agent
100 Federal Street
Boston, Massachusetts 02110

Attention:  ____________________

Re:  Competitive Bid Quote to Boston Edison Company (the “Borrower”)

In response to your invitation on behalf of the Borrower dated ____________, we hereby make the following Competitive Bid Quote on the following terms:

1.  Quoting Bank: ____________________________________________________

2.  Person to Contact at Quoting Bank: ____________________________________

3.  Drawdown Date: _________________________________________________*

4.  We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount**	Interest Period(s)***	Competitive Bid Rates****
$
$

5.  Aggregate Principal Amount   $_______________________

_________________________

*  As specified in the related Invitation for Competitive Bid Quotes.

**  Principal amount bid for each Interest Period may not exceed the Total Commitment nor the aggregate principal amount of Competitive Bid Loans for which offers were requested. Bids must be made for $10,000,000 or any larger multiple of $1,000,000.

***  Up to 270 days, as specified in the related Invitation for Competitive Bid Quotes.

****  Specify rate of interest per annum (each rounded to the nearest 1/1,000 of 1%) for each applicable Interest Period.

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Revolving Credit Agreement dated as of November 15, 2002, among the Borrower, the Banks party thereto, the Agents party thereto and Fleet National Bank, as Administrative Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted in whole or in part by the Borrower.

Dated:	Very truly yours, [NAME OF BANK] By: Authorized Officer

Exhibit D-l

FORM OF SYNDICATED NOTE

$__________________________	November 15, 2002

FOR VALUE RECEIVED, the undersigned BOSTON EDISON COMPANY, a Massachusetts corporation (the “Borrower”), hereby absolutely and unconditionally promises to pay to the order of [insert bank] (the “Bank”) at the Head Office of the Administrative Agent on the Termination Date the principal amount of [insert amount] ($__________) or, if less, the aggregate unpaid principal amount of Syndicated Loans advanced by the Bank to the Borrower pursuant to the Revolving Credit Agreement, dated as of November 15, 2002 (as amended and in effect from time to time, the “Credit Agreement”), between the Borrower, the Bank, the other banks which are or may become patties to the Credit Agreement, Fleet National Bank, as Administrative Agent and the Agents. The Borrower also promises to pay to the order of the Bank interest on the principal balance hereof through and including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement.

This Syndicated Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof are entitled to the benefits of the Credit Agreement, and may enforce the agreements of the Borrower contained therein, including, without limitation, the Borrower’s promise to repay any Syndicated Loan advanced hereunder on the last day of any applicable Interest Period if such Syndicated Loan cannot be reborrowed in accordance with Section 2.1(b) of the Credit Agreement. All capitalized terms used in this Syndicated Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Bank shall, and is hereby irrevocably authorized by the Borrower to, endorse on the schedule attached to this Syndicated Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances and repayments of principal of this Syndicated Note, provided that failure by the Bank to make any such notations shall not affect any of the Borrower’s obligations in respect of this Syndicated Note.

The Borrower has the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Syndicated Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Syndicated Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Except as otherwise expressly provided in the Credit Agreement, the Borrower and every endorser and guarantor of this Syndicated Note, or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Syndicated Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

This Syndicated Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws.

[Signature Page to Follow]

IN WITNESS WHEREOF, BOSTON EDISON COMPANY has caused this Syndicated Note to be signed in its name by its duly authorized officer as of the day and year first above written.

BOSTON EDISON COMPANY By: Name: Title:

Date	Amount of Loan	Interest Rate Election	Interest Period	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By

Exhibit D-2

FORM OF COMPETITIVE BID NOTE

$__________________________	November 15, 2002

FOR VALUE RECEIVED, the undersigned BOSTON EDISON COMPANY, a Massachusetts corporation (the “Borrower”), hereby absolutely and unconditionally promises to pay to the order of [insert bank] (the “Bank”) at the Head Office of the Administrative Agent on the Termination Date the principal amount of [insert amount] ($______________) or, if less, the aggregate unpaid principal amount of Competitive Bid Loans advanced by the Bank to the Borrower pursuant to the Revolving Credit Agreement, dated as of November 15, 2002 (as amended and in effect from time to time, the “Credit Agreement”), between the Borrower, the Bank, the other banks which are or may become parties to the Credit Agreement, Fleet National Bank, as Administrative Agent and the Agents.  The Borrower also promises to pay to the order of the Bank interest on the principal balance hereof through and including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement.

This Competitive Bid Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof are entitled to the benefits of the Credit Agreement, and may enforce the agreements of the Borrower contained therein, including, without limitation, the Borrower’s promise to repay each Competitive Bid Loan advanced hereunder on the last day of the applicable Interest Period with respect thereto. All capitalized terms used in this Competitive Bid Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Bank shall, and is hereby irrevocably authorized by the Borrower to, endorse on the schedule attached to this Competitive Bid Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances and repayments of principal of this Competitive Bid Note, provided that failure by the Bank to make any such notations shall not affect any of the Borrower’s obligations in respect of this Competitive Bid Note.

The Borrower has the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Competitive Bid Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Competitive Bid Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

Except as otherwise expressly provided in the Credit Agreement, the Borrower and every endorser and guarantor of this Competitive Bid Note, or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Competitive Bid Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

This Competitive Bid Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws.

[Signature Page to Follow]

IN WITNESS WHEREOF, BOSTON EDISON COMPANY has caused this Competitive Bid Note to be signed in its name by its duly authorized officer as of the day and year first above written.

BOSTON EDISON COMPANY By: Name: Title:

Date	Amount of Loan	Interest Rate Election	Interest Period	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By

Exhibit E

FORM OF LOAN REQUEST

_________________ __, ____

Fleet National Bank
   as Administrative Agent
100 Federal Street
Boston, Massachusetts 02110

Re:  Loan Request

The undersigned Boston Edison Company (the “Borrower”) hereby requests that you make Syndicated Loan(s) pursuant to the terms and conditions set forth in the Revolving Credit Agreement, dated as of November 15, 2002 among the Borrower, the Banks party thereto, the Agents party thereto, and Fleet National Bank, as Administrative Agent (the “Administrative Agent”), as set forth below.

The Borrower hereby represents, warrants and certifies to you that (a) the proceeds specified herein shall be used in accordance with the provisions of the Credit Agreement, (b) except to the extent otherwise specifically provided in the Credit Agreement, the representations and warranties of the Borrower contained in the Credit Agreement or otherwise made by the Borrower in connection with the transactions contemplated thereby were true and correct in all respects when made and are true and correct in all respects on and as of the date hereof with the same effect as if made herein, (c) the Borrower has performed and complied in all respects with all of the terms and conditions contained in the Credit Agreement required to be performed or complied with by the borrower prior to or at the time of the Loan requested herein, and (d) at and as of the date hereof, no Default or Event of Default exists and no Default or Event of Default shall result from the consummation of the Loan requested hereto.

The Borrower requests that you disburse Syndicated Loans to us under the Credit Agreement by crediting our account #___________ (the “Account”) with the Administrative Agent in the amount of $[Insert Amount], such amount to bear interest based on the [Alternate Base Rate] [Eurodollar Rate] for a period of [INSERT DURATION OF INTEREST PERIOD] commencing on [INSERT DRAWDOWN DATE].

We hereby request that you also make the transfers of funds from our account described on the attached Schedule 1.

Capitalized terms which are used herein without definition and which ire defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Please acknowledge receipt of this letter by signing and returning to us the enclosed copy.

Sincerely, BOSTON EDISON COMPANY By: Name: Title:
Receipt Acknowledged: FLEET NATIONAL BANK., as Administrative Agent By: Name: Title:

Exhibit G

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated _________, ____

Reference is made to the Revolving Credit Agreement, dated as of November 15, 2002, as the same may be amended, modified, or supplemented from time to time (such agreement, as amended, modified, or supplemented from time to time, the “Credit Agreement”), among Boston Edison Company (the “Borrower”) and each of the lenders named therein, such other lenders as may become parties thereto (the foregoing, collectively, the “Banks”) the Agents party thereto, and Fleet National Bank as Administrative Agent for the Banks (the “Administrative Agent”). Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

________________________________ (the “Assignor”) and ________________ (the “Assignee”) agree as follows:

1.  Assignment.  The Assignor hereby sells and assigns to the Assignee, without recourse and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as hereinafter defined), a ____% interest in and to all the Assignor’s rights and obligations with respect to its Commitment Percentage and Commitment, Syndicated Loans owing to it and Syndicated Notes held by it under the Credit Agreement [and a ____% interest in and to all the Assignor’s rights and obligations with respect to the Competitive Bid Loans owing to it and Competitive Bid Notes held by it under the Credit Agreement.]

2.  Concerning the Assignor.  The Assignor (i) represents that as of the date hereof, its Commitment Percentage (without giving effect to assignments thereof which have not yet become effective) is  %, and the outstanding balance of its Syndicated Loans (unreduced by any assignments thereof which have not yet become effective) is $__________ [and the outstanding balance of its Competitive Bid Loans (unreduced by any assignments thereof which have not yet become effective is $__________; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim arising through the Assignor; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of their obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Syndicated Note delivered to it under the Credit Agreement and requests that the Borrower exchange such Syndicated Note for new Syndicated Notes payable to each of the Assignor and the Assignee as follows and further requests that the Borrower issue to the Assignee a Competitive Bid Note:

Syndicated Notes Payable to the Order of:	Amount of Syndicated Note
[Name of Assignor]	[Syndicated Note ($_______)]
[Name of Assignee]	[Syndicated Note ($_______)]

3.  Concerning the Assignee.  The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.3 thereof and the most recent financial statements delivered pursuant to Section 5.2 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Agents, the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

4.  Effective Date.  The effective date for this Assignment and Acceptance shall be (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording in the Bank List by the Administrative Agent.  Schedule 1 to the Credit Agreement shall thereupon be replaced as of the Effective Date by the Schedule 1 annexed hereto.

5.  Obligations. Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.  Payments.  Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

7.  Miscellaneous.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.
[NAME OF ASSIGNOR] By: Name: Title:
[NAME OF ASSIGNEE] By: ___________________________ Name: Title:
Consented to (if required by Credit Agreement): BOSTON EDISON COMPANY By: ____________________________ Name: Title:
FLEET NATIONAL BANK, as Administrative Agent By: _______________________________ Name: Title: